Exhibit 99.6


                       MARVEL ENTERTAINMENT GROUP, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                           FROM THE 1997 FORM 10-K/A

                                                                          Page
                                                                          ----
Report of Independent Auditors .......................................... F - 2

Consolidated Balance Sheets as of December 31, 1997 and 1996 ............ F - 3

Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996, and 1995 ..................................... F - 4

Consolidated Statements of Changes in Stockholders' (Deficit)
  Equity for the years ended December 31, 1997, 1996, and 1995 .......... F - 5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995 ...................................... F - 6

Notes to Consolidated Financial Statements .............................. F - 7

                        REPORT OF INDEPENDENT AUDITORS

Stockholders and Chapter 11 Trustee
Marvel Entertainment Group, Inc.

       We have audited the accompanying consolidated balance sheets of Marvel Entertainment Group, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marvel Entertainment Group, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, on December 27, 1996, the Company, together with eight of its subsidiaries, filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code. The Company is currently operating its business under the jurisdiction of the Chapter 11 Trustee appointed by the United States District Court for the District of Delaware (the "District Court"), and continuation of the Company as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of requisite parties under the United States Bankruptcy Code and confirmation of the District Court, the ability to comply with its debtor-in-possession financing agreement, resolution of various litigations against the Company, the Company's ability to make its information systems Year 2000 compliant, and the Company's ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. In addition, the Company has experienced recurring operating losses, working capital deficiencies, negative operating cash flows and is currently in default under substantially all of its debt agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern. In the event a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve sufficient cash flow to meet its restructured debt obligations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

                                                               Ernst & Young LLP


New York, New York
April 14, 1998

                        MARVEL ENTERTAINMENT GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)
           (SEE NOTE 1 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


                                                                                     December 31,
                                                                                  1997          1996
                                                                                  ----          ----
ASSETS
Current assets:
Cash .........................................................................  $  21.7       $  25.1
Accounts receivable, net......................................................     86.8         229.1
Inventories, net..............................................................     43.9          78.1
Deferred income taxes.........................................................      2.0           6.2
Prepaid expenses and other....................................................     34.1          61.0
                                                                                -------       -------
Total current assets..........................................................    188.5         399.5
Property, plant and equipment, net............................................     55.5          79.5
Goodwill and other intangibles, net...........................................    174.7         317.6
Investment in Toy Biz.........................................................     33.0            --
Deferred charges and other....................................................     24.8          47.4
                                                                                -------       -------
Total  Assets.................................................................  $ 476.5       $ 844.0
                                                                                =======       =======

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Debtor-in-Possession Loan.....................................................  $  91.2       $  10.0
Accounts payable..............................................................     78.3          98.5
Accrued expenses and other....................................................    127.3         174.7
Panini Credit Arrangements....................................................     39.5          37.3
Panini debt...................................................................    121.9          10.6
                                                                                -------       -------
Total current liabilities.....................................................    458.2         331.1
Long-term debt................................................................      8.5         145.0
Other long-term liabilities...................................................     19.6          20.4
Liabilities subject to settlement under reorganization........................    502.2         503.2
                                                                                -------       -------
Total Liabilities.............................................................    988.5         999.7
Minority interest in Toy Biz..................................................       --         100.6
Stockholders' deficit:
Preferred stock, $.01 par value; 50,000,000 shares authorized,
none issued...................................................................       --            --
Common Stock, $.01 par value; 250,000,000 shares authorized,
101,809,657 shares issued and outstanding at December 31, 1997
and 1996, respectively........................................................      1.0           1.0
Additional paid-in capital....................................................     93.1          93.1
Accumulated deficit...........................................................   (604.6)       (350.3)
Cumulative translation adjustment.............................................     (1.5)         (0.1)
                                                                                -------       -------
              Total Stockholders' Deficit.....................................   (512.0)       (256.3)
                                                                                -------       -------
              Total Liabilities and Stockholders' Deficit.....................  $ 476.5       $ 844.0
                                                                                =======       =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       MARVEL ENTERTAINMENT GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
          (SEE NOTE 1 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)

                                                                         For the years ended December 31,
                                                                      ------------------------------------
                                                                          1997        1996        1995
                                                                      -----------   --------   -----------
Net revenues........................................................     $  471.7   $  745.5   $ 828.9
Cost of sales.......................................................        366.5      536.4     533.3
Selling, general & administrative expenses..........................        155.0      244.5     226.7
Restructuring charges...............................................           --       15.8      25.0
Depreciation and amortization.......................................         17.8       31.8      21.2
Amortization and write-off of
 goodwill, intangibles and deferred charges.........................        123.8      303.3      17.9
Interest expense, net (contractual interest for the
 year ended December 31, 1997 was $77.1)............................         46.3       58.9      43.2
Foreign exchange loss/(gain), net...................................         (1.6)       1.1      (0.4)
Loss on sale of portion of confectionery business...................          4.7         --        --
Gain on sale of Toy Biz common stock................................           --       22.0      14.3
Equity in net (loss) income of unconsolidated
 subsidiaries and other, net........................................         (5.0)      (1.2)      1.7
                                                                         --------   --------   -------
Loss before reorganization items, provision for
 income taxes, minority interest and extraordinary
 item...............................................................       (245.8)    (425.5)    (22.0)
Reorganization items................................................         11.3        5.5        --
                                                                         --------   --------   -------
Loss before provision for income taxes, minority
 interest and extraordinary item....................................       (257.1)    (431.0)    (22.0)
Provision for income taxes..........................................          0.6       21.7       5.7
                                                                         --------   --------   -------
Loss before minority interest and extraordinary
 item...............................................................       (257.7)    (452.7)    (27.7)
Minority interest in (loss) earnings of Toy Biz.....................         (3.4)      11.7      17.4
                                                                         --------   --------   -------
Loss before extraordinary item......................................       (254.3)    (464.4)    (45.1)
Extraordinary item, net of taxes....................................           --         --      (3.3)
                                                                         --------   --------   -------
Net loss............................................................      ($254.3)   ($464.4)   ($48.4)
                                                                         ========   ========   =======
Loss Per Common Share-Basic and Diluted:
         Loss before extraordinary item.............................       ($2.50)    ($4.56)   ($0.45)
         Extraordinary item.........................................           --         --    ($0.03)
                                                                         --------   --------   -------
         Net loss per share.........................................       ($2.50)    ($4.56)   ($0.48)
                                                                         ========   ========   =======
Common shares outstanding - Basic and Diluted (in
 millions)..........................................................        101.8      101.8     101.3
                                                                         ========   ========   =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       MARVEL ENTERTAINMENT GROUP, INC.
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
                             (DOLLARS IN MILLIONS)

                                                      (ACCUMULATED
                                        ADDITIONAL      DEFICIT)/      CUMULATIVE
                              COMMON     PAID-IN        RETAINED       TRANSLATION
                              STOCK      CAPITAL        EARNINGS       ADJUSTMENT      TOTAL
                              ------    ----------    ------------     -----------     ------
Balance at January 1, 1995      $1.0         $81.2        $  162.5           ($1.7)    $243.0

Exercise of stock options.        --           8.1              --              --        8.1

Tax benefit from exercise
of stock options .........        --           3.1              --              --        3.1

Currency translation
adjustment ...............        --            --              --             2.0        2.0

Net loss .................        --            --           (48.4)             --      (48.4)
                              ------    ----------    ------------     -----------     ------
Balance at December 31,
1995 .....................       1.0          92.4           114.1             0.3      207.8

Exercise of stock options.        --           0.5              --              --        0.5

Tax benefit from exercise                                                       --        0.2
of stock options .........        --           0.2              --

Currency translation
adjustment ...............        --            --              --            (0.4)      (0.4)

Net loss .................        --            --          (464.4)             --     (464.4)
                              ------    ----------    ------------     -----------     ------
Balance at December 31,
1996 .....................       1.0          93.1          (350.3)           (0.1)    (256.3)

Currency translation
adjustment ...............        --            --              --            (1.4)      (1.4)

Net loss .................        --            --          (254.3)             --     (254.3)
                              ------    ----------    ------------     -----------     ------
Balance at December 31,
1997 .....................      $1.0         $93.1         ($604.6)          ($1.5)   ($512.0)
                              ======    ==========    ============     ===========    =======

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                        MARVEL ENTERTAINMENT GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)
           (SEE NOTE 1 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS)


                                                        For the years ended December 31,
                                                   1997                1996              1995
                                                 -----------         -----------       -----------
  Cash flows from operating activities:
Net loss ...................................       ($ 254.3)           ($ 464.4)         ($  48.4)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization ..............           34.9                56.6              39.2
Writedown of goodwill and other
  intangibles ..............................          106.7               278.5                --
Provision (benefit) for deferred income
  taxes ....................................             --                24.2              (5.2)
Extraordinary item, net ....................             --                  --               3.3
Undistributed earnings of unconsolidated
  subsidiaries .............................            5.0                (0.8)             (1.7)
Distributions from unconsolidated
  subsidiary ...............................             --                  --               3.0
Gain from sale of Toy Biz common stock .....             --               (22.0)            (14.3)
Minority interest in earnings (loss) of
  Toy Biz ..................................           (3.4)               11.7              17.4
Loss on sale of a portion of confectionery
  business .................................            4.7                  --                --
Other ......................................             --                  --              (0.5)
Changes in assets and liabilities, net of
    effect of acquisitions and a previously
    unconsolidated subsidiary:
  Decrease (increase) in accounts
    receivable, net ........................           56.9                 8.1              (7.5)
  Decrease (increase) in inventories .......            3.4                 2.1              (9.1)
  Decrease (increase) in other assets ......           (0.8)                6.7             (19.3)
  (Decrease) increase in accounts payable ..           (1.1)               (8.3)             14.9
  (Decrease) increase in accrued expenses
     and other .............................          (13.3)                4.7              31.7
  Total adjustments:                                  193.0               361.5              51.9
                                                 -----------         -----------       -----------
    Net cash (used in) provided by
      operating activities .................          (61.3)             (102.9)              3.5
                                                 -----------         -----------       -----------

    Cash flows from investing activities:
Capital expenditures .......................          (17.4)              (43.2)            (42.5)
Net proceeds from sale of investment in
  Toy Biz ..................................             --                35.7                --
Cash proceeds from sale of a portion of
  confectionery business ...................            3.0                  --                --


Acquisition of SkyBox, net of cash and
   cash equivalents acquired ...............             --                  --            (162.5)
Other acquisitions, net of cash and cash
  equivalents acquired .....................           (3.9)                 --             (27.5)
Other investing activities .................           (7.4)               (3.3)              2.0
                                                 -----------         -----------       -----------
      Net cash used in investing activities.          (25.7)              (10.8)           (230.5)
                                                 -----------         -----------       -----------

      Cash flows from financing activities:
Net (repayments) borrowings under term
   portion of credit agreements ............           (5.1)               (5.3)            184.8
Net borrowings under revolving portion of
   credit agreement ........................             --                47.5               5.0
Net borrowings under
   Debtor-in-Possession Loan ...............           81.2                10.0                --
Net borrowings under credit agreement
   and other debt ..........................           13.1                27.0              20.2
Net proceeds to Toy Biz from common
   stock offerings .........................             --                 9.3              44.1
Proceeds from exercise of stock options ....             --                 0.5               8.1
Debt issuance costs ........................             --                (3.2)             (9.6)
Other financing activities .................             --                (1.0)              0.4
                                                 -----------         -----------       -----------
      Net cash provided by financing
         activities ........................           89.2                84.8             253.0
                                                 -----------         -----------       -----------
      Effect of exchange rate changes on
         cash .............................            (1.0)                0.4               2.0
                                                 -----------         -----------       -----------
       Cash balance from previously
         (consolidated)/unconsolidated
          subsidiary ......................            (4.6)                 --               7.5
                                                 -----------         -----------       -----------
       Net (decrease) increase in cash ....            (3.4)              (28.5)             35.5
       Cash, at beginning of period .......            25.1                53.6              18.1
                                                 -----------         -----------       -----------
       Cash, at end of period .............       $    21.7           $    25.1          $   53.6
                                                 ===========         ===========       ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


1.   BACKGROUND AND BASIS OF FINANCIAL STATEMENT PRESENTATION

       Marvel Entertainment Group, Inc. ("Marvel" and together with its subsidiaries, the "Company") was incorporated on December 2, 1986, in the State of Delaware. On December 27, 1996, Marvel along with eight of its operating and inactive subsidiaries (together with Marvel, the "Debtor Companies") commenced cases (the "Marvel Cases") under chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") by filing voluntary petitions for relief in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). The filing by the Debtor Companies of their voluntary petitions for reorganization operated as an automatic stay against the commencement or continuation of any judicial, administrative or other proceedings against the Debtor Companies, any act to obtain possession of property of or from the Debtor Companies, or any act to create, perfect or enforce any lien against property of the Debtor Companies, with certain exceptions under the Bankruptcy Code. Consequently, the Debtor Companies' creditors are prohibited from attempting to collect pre-petition debts without the consent of the Bankruptcy Court. Any creditor may seek relief from the automatic stay and, if applicable, enforce a lien against any security, if authorized to do so by the Bankruptcy Court. In November 1997, the United States District Court for the District of Delaware (the "District Court") withdrew the order referring the Marvel Cases to the Bankruptcy Court. Accordingly, the Marvel Cases are being heard in the District Court.

       The accompanying consolidated financial statements include the accounts of Marvel Entertainment Group, Inc. and its subsidiaries. The consolidated financial statements of the Company include the operations of SkyBox International Inc. and its subsidiaries (collectively, "SkyBox") from the date of its acquisition on April 27, 1995, and the consolidation of Toy Biz, Inc. and its subsidiaries (collectively "Toy Biz") since its initial public offering on March 2, 1995 (the "Toy Biz IPO") through June 30, 1997. Since July 1, 1997, due to the dispute over Marvel's ability to control or influence Toy Biz and because Toy Biz ceased reporting its financial information to the Company, the Company deconsolidated Toy Biz (see Note 4). The Company's operations currently consist of (i) the publication and sale of comic books and children's magazines, (ii) the manufacture and distribution of sports and entertainment trading cards and children's activity sticker collections, (iii) licensing of the various characters owned by the Company for consumer products, media and advertising-promotion and (iv) the manufacture and distribution of adhesives and confectionery products. All significant intercompany transactions and accounts have been eliminated in consolidation.

       The Debtor Companies have been in bankruptcy since December 27, 1996. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Continuation of the Company as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of requisite parties under the United States Bankruptcy Code and confirmation of the District Court, the ability to comply with its debtor-in-possession financing agreement, resolution of various litigations against the Company, the Company's ability to make its information systems Year 2000 compliant, and the Company's ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. In addition, the Company has experienced recurring operating losses, working capital deficiencies, negative operating cash flows and is currently in default under substantially all of its debt agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern.

       If a plan of reorganization regarding the Debtor Companies is confirmed, the consolidated results of operations and the financial condition of the Company may be materially affected.


2.   CHAPTER 11 REORGANIZATION

Operating Companies

       Marvel Parent Holdings, Inc. ("Marvel Parent") was an indirect wholly owned subsidiary of Andrews Group Incorporated ("Andrews Group"), a wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned through Mafco Holdings Inc. ("Mafco", and together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman. As of December 31, 1996, Mafco beneficially owned

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

approximately 81.2% of the Common Stock of the Company. As more fully discussed below, bankruptcy proceedings commenced under chapter 11 by Marvel Parent and its affiliates have resulted in the loss of control of Marvel by such entities.

       The Company experienced significant operating losses during 1995 and 1996, and failed to satisfy certain financial covenants contained in the Credit Agreements (see Note 5) beginning in the fall of 1996. The Company commenced discussions in the fall of 1996 with Andrews Group, its then indirect parent, regarding an equity infusion in order to provide for the Company's cash requirements and with The Chase Manhattan Bank, agent bank for the Credit Agreements, regarding a restructuring of the Credit Agreements.

       On December 27, 1996, Marvel along with eight of its operating and inactive subsidiaries, Fleer Corp. ("Fleer"), SkyBox International, Inc. ("SkyBox"), Marvel Characters, Inc., Heroes World Distribution, Inc. ("Heroes World"), The Asher Candy Company, Malibu Comics Entertainment, Inc. ("Malibu"), Frank H. Fleer Corp. and Marvel Direct Marketing Inc. (together with Marvel, the "Debtor Companies") commenced the Marvel Cases in the Bankruptcy Court. Panini S.p.A. ("Panini") and Marvel Restaurant Venture Corp. ("Marvel Restaurants") (a general partner in the joint venture developing Marvel Mania restaurants), which were then active subsidiaries of Marvel, and Toy Biz, Inc. ("Toy Biz"), an affiliate of Marvel, as well as certain other inactive subsidiaries, did not file petitions under the Bankruptcy Code.

       As part of the first day order in the Marvel Cases, the Debtor Companies received approval from the Bankruptcy Court to pay on time and in full undisputed pre-petition obligations including salaries, wages and benefits to all of its employees, debts due to its trade creditors and independent contractors and to continue funding its strategic initiatives. As discussed below, the unsecured creditors committee has applied for an order vacating the first day order. In January 1998, the Debtor Companies ceased making payments on pre-petition obligations.

       On January 24, 1997 the Bankruptcy Court approved a $100 debtor-in-possession financing facility (the "DIP Loan"), which was provided by a syndicate of lenders, including The Chase Manhattan Bank, as agent bank (the "DIP Lenders"). As of December 31, 1997, the current outstanding debt under this facility was $91.2. The DIP Loan matured on June 30, 1997 and no repayment has occurred except for $3.0, the cash resulting from the sale of a portion of the Company's confectionery business in August 1997, and the current payment of interest and related administrative fees. The DIP Lenders have agreed to forbear from taking any action. Such forbearance is continuing on a daily basis. In connection with the appointment of the Chapter 11 Trustee for the Company as more fully discussed herein, The Chase Manhattan Bank has advised the Company that it is willing to lead a syndicate to make loans to Marvel subject to execution of definitive documentation and agreement on key terms. The Chapter 11 Trustee has not determined that such additional financing is necessary. In any event, District Court approval is required for such additional loans to the Debtor Companies and there can be no assurance such approval would be granted by the court.

       On February 12, 1997, the Office of the United States Trustee appointed a committee of equity security holders of the Debtor Companies under Section 1102(a)(1) of the Bankruptcy Code (the "Equity Committee"). As of April 14, 1998, the Equity Committee consists of: Karen Nagel, Esq., Marty Solomon, Peter
E. Kelly, Jr., Gladys V. Veidemanis and Ronald Cantor.

       On October 22, 1997, the Office of the United States Trustee appointed a committee of unsecured creditors of the Debtor Companies. As of April 14, 1998, such committee is comprised of: James E. Ladd, Jr., Standard Folding Cartons, Inc., Frank J. O'Connell, Scott M. Rosenberg and Snyder Ventures, Inc. The unsecured creditors committee has applied under Rule 60-b of the Federal Rules of Civil Procedure for an order vacating the first day order concerning the payment of pre-petition debt. As of April 14, 1998, no hearing has occurred as of yet on this motion and none is scheduled by the District Court. Nevertheless, the Debtor Companies have discontinued the payment of such pre-petition debt and do not intend to make any further payments regarding such debt without first applying to the District Court for approval.

       As a result of the several failed attempts at a plan of reorganization, the acrimony among the parties involved, the conflicts of interest between the parties and the significant amount of professional fees and other bankruptcy related costs incurred by the Company, on December 22, 1997, John J. Gibbons was appointed as Chapter 11 Trustee for the Company. The order appointing the Chapter 11 Trustee was appealed by certain creditors of the Company and was affirmed on March 25, 1998 by the United States Court of Appeals for the Third Circuit.

       The Chapter 11 Trustee has all of the powers of management and the Board of Directors of the Debtor Companies to operate and manage the Debtor Companies, but generally may not engage in transactions outside the ordinary course of business without approval, after notice and hearing of the District Court. Since the appointment of the Chapter 11 Trustee, the Board of Directors of Marvel no longer controls the business of Marvel.

Plans of Reorganization

       On December 27, 1996, Marvel filed a Plan of Reorganization (as amended, the "Initial Plan") which contemplated that pursuant to a stock purchase agreement dated December 26, 1996, between Andrews Group and Marvel, Andrews Group, or an affiliate thereof, would acquire from Marvel a number of shares of common stock (or its equivalent) that would represent 80.1% of the shares of a reorganized Marvel after giving effect to such acquisition, in consideration for $365 in cash or, at the option of Andrews Group, shares of Class A Common Stock of Toy Biz, or a combination of the foregoing (the "Andrews Investment"). The Initial Plan contemplated that in connection with the Andrews Investment, the Company would acquire the Class A Common Stock of Toy Biz not owned by Marvel, Andrews Group or their affiliates pursuant to various agreements with the principal stockholders of Toy Biz.

       On March 7, 1997, Andrews Group exercised its right to terminate the stock purchase agreement with the Company. On the same date, Andrews Group informed Toy Biz and the two principal stockholders of Toy Biz (other than the Company) that, as a result of the termination of the Andrews Investment, a condition to closing under the agreements that provided for the purchase of the Class A Common Stock of Toy Biz would not be satisfied, that Andrews Group did not intend to waive the satisfaction of such condition and therefore the transaction contemplated by such agreements would not be consummated. As a consequence of the termination of the stock purchase agreement and the Andrews Investment, the Initial Plan was withdrawn.

       On July 10, 1997 it was announced that Marvel, High River Limited Partnership ("High River"), Westgate International, L.P. ("Westgate"), Toy Biz, Isaac Perlmutter, Avi Arad and The Chase Manhattan Bank had reached agreement in principle on certain key economic terms relating to the Marvel Cases. The agreement in principle provided that, pursuant to a plan of reorganization (the "July Proposal") to be proposed by the Company, Marvel and Toy Biz would be combined in a transaction in which the stockholders of Toy Biz (other than the Company) would have received, in exchange for their Toy Biz shares, 49% of the outstanding shares of common stock of the Company, as reorganized.

       Additionally, pursuant to the July Proposal, the currently outstanding shares of Marvel common stock, par value $.01 per share (the "Common Stock"), would have been canceled and Marvel's equity holders (including the holders of certain notes issued by the Holding Companies) would have been offered rights to purchase on a pro rata basis: (1) new shares equal to 51% of outstanding common stock of the reorganized company for an aggregate price of $170.0 and (2) $225.0 of new debt securities of the reorganized company. High River and Westgate would have appointed a majority of the board of directors of the reorganized company. High River and Westgate were to have purchased all of the pre-petition and post-petition claims and liens of the secured lenders of the Company, except for certain debt of Panini and Fleer/Sky Box, and the proceeds of the rights offering would have been used to retire all of the bank claims so acquired by High River and Westgate.

       Consummation of the July Proposal was subject to: (1) negotiation and execution of definitive documentation regarding the agreement; (2) approvals of the Boards of Directors of Marvel and Toy Biz; (3) approval by holders of at least 67% in principal amount and 51% in number of secured lender claims (other than secured lender claims against Panini); and (4) approval of the Bankruptcy Court. The parties, however, could not reach agreement on definitive documentation and as a result, the July Proposal was terminated.

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

       On September 29, 1997, it was announced that Marvel had reached an agreement with its primary lenders, led by The Chase Manhattan Bank, that would allow it to emerge from bankruptcy protection. High River and Westgate had agreed to purchase pre-petition and post-petition bank claims from lenders in exchange for $385.0 in cash and the transfer by Marvel of the common stock of Panini owned by Marvel. High River and Westgate funded an escrow account in the amount of $385.0 in order to consummate the agreement. The agreement however, was subject to approvals from at least 67% in principal amount and a majority in number of members of the bank syndicate, as well as the Bankruptcy Court. On October 8, 1997, The Chase Manhattan Bank advised Marvel that although a majority in number of the bank lenders had approved the agreement, less than the required 67% in principal amount of the bank debt had approved the agreement and, accordingly, the $385.0 deposit was returned to High River and Westgate and the agreement in principle was terminated.

       In September 1997, prior to the appointment of the Chapter 11 Trustee, the Company, as debtor-in-possession, filed a plan of reorganization with the Bankruptcy Court. The Court has not set a date for a confirmation hearing on this plan and the Company has indicated that it will not proceed with this plan given the appointment of the Chapter 11 Trustee.

       On October 7, 1997, Toy Biz announced an unsolicited merger proposal for Marvel (the "Toy Biz Plan"). Under the Toy Biz Plan, shares of Toy Biz common stock would convert into equal number of shares of common stock in the combined company, giving Toy Biz stockholders (other than Marvel) an ownership interest of approximately 41% in the combined company. Marvel's senior secured creditors and DIP Lenders would receive approximately $230.0 in cash from new borrowings and Marvel's senior secured creditors would also receive common and convertible preferred stock, giving them a 40% ownership interest in the combined company. The Toy Biz Plan also provides for new investors to purchase $90.0 in convertible preferred stock, giving them an ownership interest of approximately 19% in the combined company.

       Under the Toy Biz Plan, unsecured creditors of the Company will receive, on a pro rata basis, a cash distribution of 15% of the amount of the allowed unsecured claims plus $2.0, up to a maximum of $8.0. In addition, unsecured creditors of the Company would receive warrants to purchase up to 1.75 million shares of common stock in the combined Toy Biz/Marvel company. The warrants would have a four-year term and would be exercisable at a price of $17.25 per share. Furthermore, shareholders in the Company would receive warrants to purchase up to 4 million shares of common stock in the combined company for 6 months following consummation of the Toy Biz Plan at an exercise price of $15.00 per share. Finally, holders of allowed unsecured claims would be entitled to receive distributions from any recovery on certain litigation. The Toy Biz Plan is subject to confirmation by the District Court and the approval of the senior secured creditors of the Company, who have agreed to support this plan. There can be no assurance that the Toy Biz Plan will be confirmed.

       On March 13, 1998, the District Court approved the disclosure statement for the Toy Biz Plan. The District Court has set May 4th and 5th, 1998, as the dates for a confirmation hearing for the proposed Toy Biz Plan. On April 13, 1998, the United States Court of Appeals for the Third Circuit issued an order granting a motion to expedite the appeal of a March 30, 1998 decision by the District Court regarding the Company's voting control over Toy Biz. Pending the expedited determination of this appeal, the order also stayed the effectiveness of the District Court's decision and the hearing scheduled for May 4, 1998 for confirmation of the Toy Biz Plan. The Chapter 11 Trustee, management of Toy Biz and the secured lenders of the Company are currently in negotiations attempting to settle the claims that are the subject of the appeal as well as other matters. There can be no assurance that such negotiations will be successful and that such claims will be settled.

       In addition to the Toy Biz Plan, the Company has received preliminary indications of interest from third parties to purchase the Company or all or part of the Company's assets. As of this date, the Company cannot predict whether any of these indications of interest will result in a more formal offer to purchase any or all of the Company or its assets, nor can the Company determine whether any such indications of interest will result in offers superior to the Toy Biz Plan. Several third parties have conducted due diligence reviews with respect to the Company. The Chapter 11 Trustee has retained the services of an investment banking firm to assist him in this process.

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


       There can be no assurance that any plan of reorganization, including the Toy Biz Plan, will be confirmed under the Bankruptcy Code.

       If the Company is unable to obtain confirmation of a plan of reorganization, its creditors or equity security holders may seek other alternatives for the Company, including bids for the Company or parts thereof through an auction process, or possible liquidation.

Holding Companies

        Marvel Holdings, Inc. ("Holdings"), Marvel Parent, Marvel III Holdings, Inc. ("Marvel III", and collectively with Holdings and Marvel Parent, the "Holding Companies") own approximately 78% of common stock of Marvel.

       Each of the Holding Companies has issued debt obligations (collectively, the "Notes") pursuant to certain indentures (collectively, the "Indentures"), which debt is secured, in part, by shares of Common Stock of Marvel owned by such Holding Company. Approximately 77.3 million shares of Common Stock of Marvel are pledged to secure the Notes. The debt issued by Marvel Parent was additionally secured by 100% of the issued and outstanding shares of common stock of Holdings ("Holding Stock").

       On December 27, 1996, the Holding Companies filed voluntary petitions for relief under the Bankruptcy Code with the Bankruptcy Court. The chapter 11 cases commenced by the Holding Companies (the "Holding Cases") have not been procedurally consolidated with the Marvel Cases and are not jointly administered with the Marvel Cases. The filing by the Holding Companies of voluntary petitions for reorganization operated as an automatic stay against the commencement or continuation of any judicial, administrative or other proceedings against the Holding Companies, any act to obtain possession of property of or from the Holding Companies, or any act to create, perfect or enforce any lien against property of the Holding Companies, with certain exceptions under the Bankruptcy Code.

       On January 9, 1997, the United States Trustee appointed an Official Bondholder Committee (the "Bondholder Committee") to represent the interest of all holders (collectively, the "Noteholders") of the Notes. The Bondholder Committee is currently comprised of High River, Westgate, Schultz Investments, WHERCO, Inc., M3, LLC and United Equities Commodities Company.

       The commencement of the Holding Cases was an event of default under each of the Indentures. On January 13, 1997, the Bondholder Committee filed a motion (the "Lift Stay Motion") with the Bankruptcy Court seeking an order lifting the automatic stay in the Holding Cases and thus permitting the trustee under the Indentures (the "Indentures Trustee") to vote the shares of stock pledged to secure repayment of the Notes, including (i) 100% of the Holding Stock (ii) 100% of the stock of Marvel Parent and (iii) approximately 78.8% of the Marvel Common Stock (collectively, the "Pledged Stock"). On January 13, 1997, The Bank of New York, then trustee under the Indentures, joined in the Lift Stay Motion, and on January 30, 1997, LaSalle National Bank (after its appointment as the successor trustee under the Indentures) also joined in the Lift Stay Motion. On February 26, 1997, the Bankruptcy Court entered an order granting the Lift Stay Motion and permitting the Bondholder Committee and the Indentures Trustee, on behalf of the Noteholders, to vote the Pledged Stock (the "Lift Stay Order"). On February 27, 1997, the Company and the Holding Companies filed a notice of appeal with respect to such Lift Stay Order.

       On March 19, 1997, the Bondholders Committee notified the Company that on March 25, 1997 it would cause the Indentures Trustee to vote the Pledged Stock to replace the Board of Directors of Marvel. On March 24, 1997, at the request of Marvel and its pre-petition bank lenders (the "Bank Lenders"), the Bankruptcy Court issued a

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

restraining order (the "Stay Order") enjoining the Bondholder
Committee and the Indentures Trustee from voting the Pledged Stock or otherwise replacing the Board of Marvel without first seeking and obtaining relief from the automatic stay imposed under the Bankruptcy Code in the Marvel Cases. The Stay Order, however, did not prevent the holders of the Notes issued by Marvel Parent from exercising voting power over the Holding Stock for the purpose of removing and replacing the Board of Directors of Holdings.

       On April 24, 1997, the Indentures Trustee, at the direction of the holder of a majority of the Notes issued by Marvel Parent, removed the members of the Board of Directors of Holdings and appointed Carl C. Icahn, Vincent J. Intrieri and Robert J. Mitchell to the Holdings Board. As a result, Marvel was no longer consolidated for federal income tax purpose with Mafco. As a result of such tax deconsolidation, the Company will retain an allocated portion, if any, of net operating loss carryforwards of the Mafco affiliated group. Such allocation is not yet determinable (See Note 7).

       Between March 24, 1997 and June 20, 1997, Marvel and the Bank Lenders requested action by the Bankruptcy Court and the District Court seeking, among other things, to prevent the Noteholders and Holdings from exercising voting authority with respect to the shares of Common Stock of Marvel owned by Holdings for the purpose of removing the existing Board of Directors of Marvel and replacing it with the New Board (as defined below). At the same time, the Bondholder Committee and Indentures Trustee also requested action by the Bankruptcy Court and the District Court seeking to permit the Noteholders and/or Holdings to exercise voting authority over such shares for such purpose. Such litigation culminated in the issuance of an order by the District Court vacating the Bankruptcy Court's Stay Lift Order effective as of 5:00 p.m. (New York time) on June 20, 1997. The effect of such order was to permit Holdings, as a majority stockholder of Marvel, to vote such stock to remove the existing Board of Directors of Marvel and replace it with a new board of directors (the "New Board") which was comprised of the following directors: Carl C. Icahn, Harold First, Charles K. MacDonald, Glen Adams, J. Winston Fowlkes, III, Robert J. Mitchell, Jouko T. Tamminen, Vincent J. Intrieri, and Michael J. Koblitz. Jouko
T. Tamminen resigned from the Board of Directors effective August 3, 1997. Additionally, the New Board by written consent amended and modified Marvel's Bylaws to provide that Marvel's Board of Directors shall be composed of nine persons or such other number of persons as may thereafter be fixed by Marvel's Board of Directors. As a result of the replacement of the existing board with the New Board, Toy Biz has taken the position that a change in control of Marvel occurred and that pursuant to the provisions of the stockholder agreement between the Company, Toy Biz and certain other stockholders of Toy Biz, the Company's shares of Toy Biz Class B common stock automatically converted to Class A common stock of Toy Biz, reducing the Company's voting control of Toy Biz from 78.4% to 26.6%. The Company disputes Toy Biz's position and maintains that it continues to own Class B common stock of Toy Biz. On March 30, 1998, the District Court issued an order in favor of Toy Biz on this issue. The Company and other interested parties have filed an appeal of this determination to the United States Court of Appeals for the Third Circuit. The Chapter 11 Trustee, management of Toy Biz and the secured lenders of the Company are currently in negotiations attempting to settle the claims that are the subject of the appeal as well as other matters. There can be no assurance that such negotiations will be successful and that such claims will be settled.

       On March 3, 1998, the District Court entered an order permitting the distribution to the Noteholders of up to 12.5 million outstanding shares of Common Stock of Marvel which were pledged to secure the Notes. Further, the order authorized the sale by Holdings for cash of an additional 2.5 million shares of Common Stock of Marvel currently held by Holdings in escrow to pay certain administrative expenses. The Indentures Trustee subsequently sought an order from the District Court permitting the distribution to the Noteholders of additional shares of Common Stock which were pledged to secure the Notes. By an order dated April 9, 1998, the District Court authorized the distribution to the Noteholders of an additional 21.5 million shares of Common Stock and the sale of approximately 400,000 additional shares of Common Stock currently held by Holdings to pay certain administrative expenses.

Other:

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

       As part of the chapter 11 process, the Debtor Companies have received a significant number of proofs of claims. The Company is currently in the process of reviewing these claims and believes that a majority of these claims may have been paid or are without merit. Although the Company believes that amounts recorded as of December 31, 1997 are adequate to cover the ultimate liability under these claims, there can be no assurance that these claims will not be settled for amounts in excess of these amounts.

       Financial accounting and reporting during a chapter 11 proceeding is prescribed in Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under Bankruptcy Code" ("SOP 90-7"). Accordingly, certain pre-petition obligations, which may be subject to settlement, have been classified as obligations subject to chapter 11 settlement under reorganization and consist of the following estimated amounts:


                                                 December 31, 1997      December 31, 1996
                                               --------------------   ---------------------
Total accrued expenses                                      $ 13.7                 $ 14.7
Debt:
  U.S. Term Loan Agreement                                   350.0                  350.0
  Amended and Restated Credit Agreement                      120.0                  120.0
  Chase Revolving Line of Credit                              15.0                   15.0
                                               --------------------   ---------------------
  Total debt                                                 485.0                  485.0
                                               --------------------   ---------------------
Other long-term liabilities                                    3.5                    3.5
                                               --------------------   ---------------------
Total liabilities subject to settlement under
   reorganization                                           $502.2                 $503.2
                                               ====================   =====================


       Total bankruptcy reorganization items of $11.3 and $5.5 for the years ended December 31, 1997 and 1996, respectively, include professional charges and other costs typical to those incurred by entities in bankruptcy.


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

       Sales are recorded upon shipment of products. Sales made on a returnable basis are recorded net of provisions for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions. Subscription revenues generally are collected in advance for a one year subscription and are recognized as income on a pro-rata basis over the subscription period. Income from licensing of characters owned by the Company is recorded at the time characters are available to the licensee and collection is reasonably assured. Receivables due more than one year beyond the balance sheet date are discounted to their present value.

ADVERTISING EXPENSE

       Advertising production costs are expensed when the advertisement is first run. Advertising expense was $31.0, $69.0, and $69.2 in 1997, 1996, and 1995, respectively. The amount of advertising costs included in prepaid expenses and other as of December 31, 1997 and 1996 was $0.6 and $2.2, respectively.

ROYALTIES

       Minimum guaranteed royalties, as well as royalties in excess of minimum guarantees, are generally expensed as incurred based on sales of related products.

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of judgment relate to provision for returns and other sales allowances, doubtful accounts, the realizability of inventories, goodwill and other intangible asset impairment, reserve for royalty guarantees and advances, income taxes, proofs of claims, resolution of litigation and pro forma information related to stock options.

INVENTORIES

       Inventories are valued at the lower of cost (first-in, first-out (FIFO)) or market.

PROPERTY, PLANT AND EQUIPMENT

       All expenditures for additions and improvements to property, plant and equipment are capitalized and normal repairs and maintenance are charged to expense as incurred. Construction-in-progress principally includes machinery and equipment being constructed for the Company by outside vendors under contract.

GOODWILL AND OTHER INTANGIBLES

       Goodwill and other intangibles are amortized on the straight-line basis over 15 to 40 years. The Company's accounting policy regarding the assessment of the recoverability of the carrying value of goodwill and other intangibles is to review the carrying value of goodwill and other intangibles if the facts and circumstances suggest that they may be impaired. If this review indicates that goodwill and other intangibles will not be recoverable, as determined based on the undiscounted future cash flows of the Company relating to such assets, the carrying value of goodwill and other intangibles will be reduced to its estimated fair value.

       As described above, continuing operating losses in the trading card business and losses in the sticker business through the fourth quarter of 1997, as well as significant long-term changes in industry conditions which resulted in lower than expected fourth-quarter sales, including basketball trading card sales, indicated to the Company, at that time, that there may be asset impairment. During the fourth quarter of 1997, the Company also completed its 1998 business plan which anticipates a continuation of the trend of lower revenues from the trading card and children's activity stickers businesses. Accordingly, the Company evaluated the recoverability of the carrying value of long-lived assets, including goodwill and other intangibles, in accordance with its previously stated accounting policies and recorded a non-cash charge of approximately $106.7, of which $78.5 related to trading cards and $28.2 related to activity stickers. The Company had recorded a non-cash charge of approximately $278.5 during the fourth-quarter of 1996 to write-off impaired goodwill related substantially to its trading card business, and to a lesser extent, its publishing business. Remaining goodwill associated with the Company's trading cards operations is approximately $24.0, which will be amortized on the straight-line basis over 10 years and remaining goodwill associated with its sticker operations is $70.0, which will be amortized on the straight line basis over the next 20 years (see Note 13).

DEFERRED CHARGES

       Deferred charges and other includes deferred debt issue costs, which are mainly costs associated with the Company's credit facilities that are amortized over the term of the related agreements (see Note 5).

TRANSLATION OF FOREIGN CURRENCIES

       The financial position and results of operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of subsidiaries are translated at the exchange rate in effect at year-end. Income statement accounts and cash flows are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of differing exchange rates are included in the cumulative translation adjustment account in stockholders' equity. Transaction adjustments arising from the use of differing exchange rates, including intercompany account balances, are included in net income.

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

EARNINGS PER SHARE

       In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("FAS 128"). This statement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and restated as necessary to conform to FAS 128's requirements.

The following table sets forth the components for the computation of basic and diluted earnings per share:


                                              1997            1996           1995
                                          ------------   -------------   ------------
Numerator:
   Loss before extraordinary item         $     (254.3)  $     (464.4)   $      (45.1)

Denominator:
   Weighted average shares outstanding     101,809,657    101,796,100     101,287,467


RECENT PRONOUNCEMENTS

       In 1997, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130"). The Company is not required to disclose financial statements in accordance with FAS 130 until the first quarter of 1998, at which time it will reclassify interim financial statements for the prior year for comparative purposes.

       In 1997, the FASB issued Statement of Financial Accounting Standards No 131, "Disclosures about Segments of and Enterprise and Related Information" ("FAS 131"). The Company is not required to disclose segment information in accordance with FAS 131 until December 31, 1998, at which time it will restate prior years' segment disclosures to conform with FAS 131 segment presentation.

RECLASSIFICATION

       Certain prior year amounts have been reclassified to conform with the current year presentation.


4.     TOY BIZ

       On March 2, 1995, Toy Biz completed the Toy Biz IPO in which it issued and sold 2,750,000 shares of Class A Common Stock at $18 per share. As part of the Toy Biz IPO, a stockholder sold 700,000 shares of Class A Common Stock at $18 per share. The net proceeds to Toy Biz, after deducting commissions and offering expenses, of $44.1 were used to pay outstanding amounts due under subordinated notes held by the Company and the sole stockholder of the predecessor to Toy Biz and for working capital and general corporate purposes. In 1995, the Company recorded a gain of $14.3 on the Toy Biz IPO in recognition of the net increase of the Company's equity investment in Toy Biz based on fair value. In August 1996, Toy Biz sold in an offering 700,000 shares of its Class A Common Stock at a price to the public of $15 per share. As part of the Toy Biz offering, the Company sold 2.5 million shares of its Toy Biz Class A Common Stock. In the third quarter of 1996, the Company recorded a gain on the sale of this common stock of approximately $22.0. The net proceeds to Toy Biz and the Company were approximately $9.3 and $35.7, respectively, after deducting amounts for fees and expenses.

       In conjunction with the Toy Biz IPO, the Company's equity ownership percentage of Toy Biz decreased to 36.6% and its voting control increased to 85.3% and, as a result of the increase in voting control, the consolidated financial statements of the Company from March 1, 1995 through June 30, 1997 include the results of operations,

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

financial position and cash flows of Toy Biz. For the period prior to the Toy Biz IPO, Toy Biz was accounted for under the equity method. As a result of the Company's sale of Class A Common Stock of Toy Biz in August 1996, the Company's ownership percentage of Toy Biz decreased to 26.6% and its voting control decreased to 78.4%.

        In connection with the Toy Biz IPO, Marvel, certain principal shareholders of Toy Biz and their affiliates and Toy Biz entered into a stockholders' agreement (the "Stockholders' Agreement"). The Stockholders' Agreement provides that upon a change of control of Marvel, Marvel is obligated to convert its shares of Class B Common Stock of Toy Biz into Class A Common Stock of Toy Biz, unless such shareholders consent to such shares remaining as Class B Common Stock. Due to the replacement of Marvel's existing board with a new Board of Directors, Toy Biz had taken the position that a change in control occurred under the Stockholders' Agreement and that the Company's shares of Toy Biz Class B Common Stock automatically converted to Class A Common Stock, reducing the Company's voting control of Toy Biz from 78.4% to 26.6%. The Company had disputed Toy Biz's position and maintained that it owned Class B Common Stock of Toy Biz. On March 30, 1998, the District Court issued an order that resulted in the Company's voting power over Toy Biz being reduced from 78.4% to 26.6%. The Chapter 11 Trustee and other interested parties have appealed this order. On April 13, 1998, the United States Court of Appeals for the Third Circuit issued an order granting a motion to expedite the appeal of a March 30, 1998 decision by the District Court regarding the Company's voting control over Toy Biz. Pending the expedited determination of this appeal, the order also stayed the effectiveness of the District Court's decision and the hearing scheduled for May 4, 1998 for confirmation of the Toy Biz Plan. Since July 1, 1997, due to the dispute over Marvel's ability to control or influence Toy Biz and because Toy Biz ceased reporting its financial information to the Company, the Company deconsolidated Toy Biz. The Company's Consolidated Financial Statements do not include any adjustments to its investment in Toy Biz in the Consolidated Financial Statements since July 1, 1997. The Consolidated Balance Sheet, as of December 31, 1997, reflects Marvel's investment of approximately 7.4 million shares of Toy Biz common stock at the historical cost adjusted for the equity method of accounting through the date of deconsolidation. As of December 31, 1997 the Company's investment in Toy Biz was $33.0. Had the Company reinstated accounting for its investment in Toy Biz on the equity method, the carrying value would have been $26.4 at December 31, 1997 based on Toy Biz's published results.


5.     AMOUNTS PAYABLE TO BANKS

Debt consists of the following:


                                                     December 31, 1997     December 31, 1996
                                                     -----------------     -----------------
U.S. Term Loan Agreement                                       $ 350.0               $ 350.0
Amended and Restated Credit Agreement                            120.0                 120.0
Chase Revolving Line of Credit                                    15.0                  15.0
Panini Term Loan Agreement                                       116.2                 139.3
Other Long Term Panini Debt                                       14.2                  16.3
                                                     -----------------     -----------------
Subtotal                                                         615.4                 640.6
Included in liabilities subject to settlement                   (485.0)               (485.0)
Less Panini debt in default                                     (116.2)                (10.6)
Less current maturities of other Panini debt                      (5.7)                    -
                                                     -----------------     -----------------
                                                               $   8.5               $ 145.0
                                                     =================     =================


       On December 20, 1996, the banks and financial institutions that were parties to the U.S. Term Loan Agreement (as defined below), the Amended and Restated Credit Agreements (as defined below), the Chase Revolving Line of Credit (as defined below) and the Panini Term Loan Agreement (as defined below), (collectively, the "Credit Agreements") entered into a Standstill Agreement and Amendment (the "Standstill Agreement") which granted the Company the right to maintain any outstanding loans under the Credit Agreements as either Eurodollar in Eurocurrency Loans during the Standstill Period (as defined below). The Standstill Agreement also provided that the commitments under the Credit Agreements would not automatically terminate or be accelerated upon the commencement of the reorganization cases but rather would be suspended and reinstated upon confirmation of the Initial Plan. Unless a payment default was continuing or certain other termination events were triggered, each lender under the Credit

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

Agreements agreed not to exercise any remedies against any subsidiary of Marvel which is not one of the Debtor Companies during the Standstill Period. The Standstill Period commenced on December 27, 1996 and ended on June 30, 1997. As a result of the lapse of the Standstill Period (as defined in the Standstill Agreement), all principal and interest incurred under the Company's Credit Agreements is now due and owing. The Company currently operates its business using cash collateral as authorized by the pre-petition banks from time to time. However, there can be no assurance that such authorization will continue in the future.

       On June 5, 1997, the Bankruptcy court approved an order suspending the adequate protection payments being made by the Company to the Bank Lenders. As a result, the Company has ceased making interest payments on the U.S. Term Loan Agreement, the Amended and Restated Credit Agreement and the Chase Revolving Line of Credit. The amount of the suspended adequate protection payments as of December 31, 1997 was $29.4 and is not included in the liabilities of the Company.

       In July 1997, Panini, a subsidiary of the Company that has not filed for protection under chapter 11 and, therefore, is not one of the Debtor Companies, suspended all payments of interest and principal under the Panini Term Loan Agreement. As of December 31, 1997, suspended payments of interest and principal under the Panini Term Loan are lire 22.0 billion (approximately $12.4 based on the exchange rates at December 31, 1997), and is included in the Consolidated Balance Sheet at December 31, 1997 in accrued expenses. This suspension constituted an event of default under the Panini Term Loan Agreement, and, consequently, the Company has reclassified the Panini Term Loan to current liabilities. On August 11, 1997, Panini entered into an agreement with The Chase Manhattan Bank for a loan of lire 27 billion (approximately $15.3 based on the exchange rate at December 31, 1997) to provide short term liquidity. On August 5, 1997, the Company received approval from Bankruptcy Court to guarantee this loan. The guarantee is junior to all liens of the DIP Lenders, but is senior to the Secured Lenders. This loan is subject to a number of financial and other covenants and conditions of borrowing. As of December 31, 1997, the credit line was fully used. The loan expired on October 31, 1997, and by stipulation, the maturity date was extended to March 31, 1998. As a result of Panini's significant operating losses in 1997 and continued liquidity crisis, the Company was able to further extend the payment date of this loan to September 1998.

       On June 30, 1997, the DIP Loan matured and no repayment has occurred, except $3.0 from the net proceeds resulting from the sale of a portion of the Company's confectionery business, and the current payment of interest and related administrative fees. The DIP Lenders have agreed to forbear from taking any actions. Such forbearance is continuing on a daily basis. With a full reservation of all rights, the DIP Lenders and the pre-petition secured lenders have agreed to the Debtor's continued use of the cash collateral on the same terms and conditions and with most of the same protections as set forth in the current financing and cash collateral order approved by the Bankruptcy Court. In connection with the appointment of the Chapter 11 Trustee, The Chase Manhattan Bank has advised the Company that it is willing to lead a syndicate to make loans to the Company subject to the execution of definitive documentation and agreement on key terms. The District Court's approval is required for such additional loans to the Company. There can be no assurance that such approval will be granted by the court or that the DIP Lenders and the pre-petition secured lenders will allow for the Company to continue to use their cash collateral.

       The liens securing the DIP Loan take first position (prime) over the liens securing the Credit Agreements and are secured by a lien on the Company's 26.6% equity interest in Toy Biz. Borrowings under the DIP Loan bear interest at a rate per annum equal to the one month Eurodollar Rate (as defined in the DIP
Loan) rounded upwards to the next 1/16 of 1%, or Alternate Base Rate (as defined in the DIP Loan) plus the Applicable Margin (as defined in the DIP Loan) of 2-1/2% with respect to Eurodollar Loans and 1-1/2% with respect with Alternate Base Rate loans. Interest on Alternate Base Rate Loans is payable monthly in arrears, and interest on Eurodollar Rate Loans is payable at the end of the applicable interest period. Pursuant to the terms of the DIP Loan, the outstanding balances under the current DIP Loan after June 30, 1997 bear interest at the penalty rate of Alternate Base Rate plus a margin of 3-1/2%, which, at December 31, 1997 was approximately 12%.

       The DIP Loan includes various restrictive covenants prohibiting the Company from, among other things, incurring additional indebtedness (with certain limited exceptions), making investments, including for the Company's strategic initiatives (with certain limited exceptions), and making dividend, redemption and certain other payments on

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)



its capital stock. The DIP Loan also contains certain financial covenants and events of default if the royalty free license from Marvel to Toy Biz is rejected in the Marvel Cases.

        Under separate credit arrangements for short term borrowings arranged with the various European financial institutions, Panini may borrow up to lire
42.7 billion as of December 31, 1997 (approximately $24.2 based on the exchange rate at December 31, 1997) on such terms as Panini and the banks may mutually agree upon. These arrangements generally do not have termination dates but are reviewed periodically for renewal. At December 31, 1997, the credit lines were fully used. The weighted average interest rate on short-term borrowings as of December 31, 1997 was 6.7%.

       In April 1995, the Company entered into a $350.0 term loan agreement (as amended) with a syndicate of banks, the Co-Agents and The Chase Manhattan Bank, as administrative agent (the "U.S. Term Loan Agreement"). Loans under the U.S. Term Loan Agreement bear interest at a rate per annum equal to the Eurodollar Rate (as defined in the U.S. Term Loan Agreement), or the Alternate Base Rate (as defined in the U.S. Term Loan Agreement) plus, in each case, the Applicable Margin (as defined in this paragraph). Applicable Margin means (a) with respect to Eurodollar Rate Loans, 3% and (b) with respect to Alternate Base Rate loans, 2%. If adequate protection payments were not suspended, Alternate Base Rate borrowings would have a rate of 10.5% as of December 31, 1997.

       On August 30, 1994, the Company entered into a $120.0 revolving loan agreement with a syndicate of banks, the Co-Agents and The Chase Manhattan Bank, as administrative agent (the "Amended and Restated Credit Agreement"). Loans under the Amended and Restated Credit Agreement bear interest at a rate per annum equal to the Eurodollar Rate (as defined in the Amended and Restated Credit Agreement) plus, in each case, the Applicable Margin (as defined in this paragraph). Applicable Margin means (a) with respect to Eurodollar Rate loans, 3% and (b) with respect to Alternate Base Rate loans, 2%. If adequate protection payments were not suspended, Alternate Base Rate borrowings would have a rate of 10.5% as of December 31, 1997.

       During March 1996, the Company entered into a $25.0 revolving line of credit (as amended) with The Chase Manhattan Bank (the "Chase Revolving Line of Credit"). Through November 20, 1996 the Company borrowed $15.0, at which time the line of credit was reduced to the amount outstanding. The Chase Revolving Line of Credit is pari passu with the U.S. Term Loan Agreement, the Amended and Restated Credit Agreement, and the Panini Term Loan Agreement. The Chase Revolving Line of Credit bears interest at a rate per annum equal to the Eurodollar Rate (as defined in the Amended and Restated Credit Agreement), plus 3%, or the Alternate Base Rate Loan (as defined in the Amended and Restated Credit Agreement) plus 2%. If adequate protection payments were not suspended, ABR borrowings would have a rate of 10.5% as of December 31, 1997.

       On August 30, 1994, the Company, Marvel Italia Srl (now Panini S.p.A.) and Insituto Bancario San Paolo Di Torino S.p.A. (the "Lenders"), entered into a term loan and guarantee agreement (the "Panini Term Loan Agreement") providing for a term loan credit facility of lire 244.5 billion (approximately $154.0 based on exchange rates in effect on the date of acquisition).

       The Panini Term Loan Agreement requires interest at a rate per annum equal to the Eurocurrency Rate (as defined in the Panini Term Loan Agreement) or, in certain limited circumstances, the Negotiated Rate (as defined in the Panini Term Loan Agreement), in each case plus the Applicable Margin (as defined in this paragraph). Eurocurrency Rate Loans have, at the option of Panini, interest periods of one, two, three or six months. Applicable Margin means (a) with respect to Eurocurrency Loans 3% and (b) with respect to Negotiated Rate Loans, 2%. Panini suspended all payments of interest and principal for the Panini Term Loan Agreement in July 1997.

       The U.S. Term Loan Agreement (through incorporation by reference to the Amended and Restated Credit Agreement), the Amended and Restated Credit Agreement, Chase Revolving Line of Credit Agreement (through incorporation by reference to the Panini Term Loan Agreement), and the Panini Term Loan Agreement include various restrictive covenants prohibiting the Company from, among other things, incurring additional indebtedness, with certain limited exceptions, and making dividend, redemption and certain other payments on its capital stock. The U.S. Term Loan Agreement, the Amended and Restated Credit Agreement and the Panini Term Loan Agreement also contain

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

certain customary financial covenants and events of default for financing of this type, including a change of control covenant. Mandatory prepayments are required to be made out of net proceeds from sales of assets by the Company, with certain exceptions, and from certain excess cash flow (as defined in the Amended and Restated Credit Agreement).

       Pursuant to the terms of the Credit Agreements, the respective lenders (the "secured lenders") are secured by substantially all of the Company's domestic assets, other than the Company's investment in common stock of Toy Biz, and all of the capital stock of the Company's domestic subsidiaries and 65% of the capital stock of the Company's first tier foreign subsidiaries.

       The filing of petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court by the Debtor Companies is an event of default under the Credit Agreements.

       The average cost of borrowings for the U.S. Term Loan Agreement and the Amended and Restated Credit Agreement was 8.65% for the period of January 1, 1997 through June 5, 1997, the date the Company stopped paying and accruing interest. The average cost of borrowing for the Term Loan Agreement was approximately 11.13% for the year ended December 31, 1997. The average cost of borrowings for the U.S. Term Loan Agreement, the Amended and Restated Credit Agreement and the Term Loan Agreement was approximately 8.83% and 8.88% for the years ended December 31, 1996 and 1995, respectively. The average cost of borrowings for the DIP Loan was 8.23% for the year ended December 31, 1997.

       Interest expense was $47.7, $60.8, and $47.1 in 1997, 1996, and 1995, respectively. Contractual interest was $77.1 for the year ended December 31, 1997. Interest paid was $43.3, $60.6, and $42.7 in 1997, 1996, and 1995, respectively. The revolving credit portion of the Amended and Restated Credit Agreement at December 31, 1997 was fully drawn. The Amended and Restated Credit Agreement requires the Company to pay a commitment fee of 1/4 to 3/8 of 1% per annum on the unused portion.

       Due to the extenuating circumstances involving the Credit Facilities and other debt as a result of the chapter 11 filings, it is not practicable to estimate the fair value of these obligations as of December 31, 1997.

       Financing charges of $21.8 were incurred in connection with the Company's credit facilities which were deferred and are being amortized over the remaining term of the respective facilities.

       The scheduled aggregate maturities of the Company's long term debt, not subject to settlement under reorganization, per the underlying credit agreements that support each debt facility are as follows:


                                  For the Years Ending December 31,
                                  ---------------------------------
1998.............................           $121.9
1999.............................              5.7
2000.............................              2.8
                                        ----------
                                            $130.4
                                        ==========

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


       The scheduled aggregate maturities of the Company's long term debt which is subject to settlement under reorganization per the underlying credit agreements that support each debt facility are as follows:


                                  For the Years Ending December 31,
                                  ---------------------------------
1998.............................           $ 15.0
1999.............................             57.5
2000.............................            125.0
2001.............................            187.5
2002.............................            100.0
                                        ----------
                                            $485.0
                                        ==========


6.     EMPLOYEE BENEFIT PLANS

SAVINGS PLANS

       The Marvel Entertainment Group, Inc. Savings and Investment Plan is a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, covering all full-time non-union salaried and hourly employees who have at least one year of service and matches contributions by employees in an amount equal to 100% of the first 3% of eligible compensation contributed and 25% of the next 3% of eligible compensation contributed, up to a maximum of 3.75% of the employees' compensation. The provisions for contributions under this plan was $.5 in each of 1997, 1996 and 1995.

PENSION PLANS

       Fleer and SkyBox have noncontributory defined benefit pension plans for salaried employees. During prior years, these plans were amended to prohibit participation by new employees. Effective as of September 1, 1996, such pension plans were merged with Fleer becoming the plan sponsor. The benefits were based on the employee's years of service and highest five years of compensation. Contributions are intended to provide for benefits attributed to service to date. The projected benefit obligation was $18.0 and $17.7 and plan assets were approximately $17.1 and $14.5 at December 31, 1997 and 1996, respectively. Pension expense for all periods was insignificant.

STOCK OPTION PLAN

       Under the terms of the Marvel Entertainment Group, Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan"), incentive stock options ("ISOs"), non-qualified stock options ("NQSOs") and stock appreciation rights ("SARs") may be granted to key employees of, or consultants to, the Company and any of its affiliates from time to time. In May 1995, the Company was authorized to increase the aggregate number of shares of Common Stock as to which options and rights may be granted under the Stock Option Plan from 11,000,000 to 16,000,000 shares, including options described below.

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


       Information with respect to options under the Stock Option Plan follows:

                                                                                                        Weighted
                                                                                                        Average
                                                                                                        Exercise
                                                                 Shares       Option price per share     Price
                                                              ------------    ----------------------   ---------
Outstanding at January 1, 1995..............................     8,072,603         $ 2.0625 - $26.75
Exercised...................................................    (1,046,940)        $ 2.0625 - $14.50      $15.623
Canceled....................................................    (1,267,002)        $2.0625 - $17.625      $16.296
Granted.....................................................     2,200,000         $14.25   - $15.50      $14.909
                                                              ------------
Outstanding at December 31, 1995............................     7,958,661         $ 2.0625 - $26.75
Exercised...................................................      (106,993)        $ 2.0625 -  $7.75      $11.945
Canceled....................................................    (1,127,668)        $ 2.0625 - $26.75      $15.658
Granted.....................................................     1,745,000         $5.00   - $12.625      $ 9.851
                                                              ------------
Outstanding at December 31, 1996............................     8,469,000         $ 2.0625 - $26.75
Canceled....................................................    (4,435,800)        $ 2.0625 - $18.00      $10.266
Exercised...................................................           ---                       ---          ---
Granted.....................................................           ---                       ---          ---
                                                              ------------
Outstanding at December 31, 1997............................     4,033,200         $ 2.0625 - $26.75
                                                              ============

       At December 31, 1997, 3,523,200 shares (6,078,867 shares at December 31,
1996) were exercisable and 6,158,143 shares (1,722,343 shares at December 31,
1996) were available for future grants of options and rights. The current Toy Biz Plan and all other previous plans of reorganization involve a recapitalization of the Company. As a result, any outstanding grants would be canceled as the Company's stock option plan will be terminated.

                                      Options Outstanding                        Options Exercisable
                                      -------------------                 --------------------------------
                          Number          Weighted
                      Outstanding at      Average          Weighted           Number          Weighted
Ranges of Exercise     December 31,       Remaining         Average        Exercisable at      Average
     Prices                1997           Contractual    Exercise Price     December 31,    Exercise Price
                                             Life                              1997
----------------------------------------------------------------------------------------------------------
$ 2.06 - $ 5.00              496,000            3.53          $ 2.06           496,000          $ 2.06
$ 5.01 - $10.00            2,296,500            5.20          $ 9.33         2,296,500          $ 9.33
$10.01 - $15.00            1,010,700            7.67          $12.82           550,700          $13.41
$15.01 - $26.75              230,000            7.28          $15.84           180,000          $15.93


       The Company accounts for its stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on date of grant, no compensation expense is recognized. In 1996, the Company elected to follow the disclosure-only provisions under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FAS 123"). For the purposes of FAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                                     1997         1996
                                                  ----------   ---------
Net loss, as reported                               ($254.3)     ($464.4)
Pro forma net loss                                  ($260.7)     ($470.4)

Pro forma net loss per share - basic and diluted     ($2.56)      ($4.62)
                                                  ==========   =========

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

        The fair value for each option grant under the Stock Option Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the various grants made during 1995 and 1996: risk free interest rates ranging from 5.40% to 6.53%; no dividend yield; expected volatility ranging from .466 to .487; and expected life of three years. The option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.


7.     INCOME TAXES

       The domestic members of the Company, with the exception of Toy Biz (Toy Biz files separate federal and state income tax returns), were included in the consolidated federal income tax return, and in some cases the state income tax returns, of Mafco and its subsidiaries from May 19, 1993 until April 24, 1997.

       Throughout the Mafco consolidated period, the Company has been operating under a tax sharing agreement with Mafco or an affiliate of Mafco which provides that federal income taxes be paid to Mafco or an affiliate as if the Company were a separate taxpayer. The Company previously filed separate federal income tax returns for the periods July 23, 1991 (the date of its initial public offering) through May 18, 1993. By operation of net operating loss carrybacks, Marvel has received refunds of substantially all Federal tax previously paid to Mafco or its affiliates. An additional refund of $0.4 related to these carrybacks is due from the Internal Revenue Service (the "IRS"), but has not yet been received. Federal income taxes paid to Mafco affiliates were $0.1 and $13.6 in 1996 and 1995, respectively. Refunds received from Mafco affiliates were $10.4 and $17.1 in 1997 and 1996, respectively, relating to prior years. Total income taxes paid (refunded), including the payments to and from Mafco affiliates, were $(10.3), $(6.1) and $16.5 in 1997, 1996 and 1995, respectively.

       As more fully described in Note 2, the Board of Directors of Marvel Holdings Inc. (a 50.08% shareholder of the Company) was replaced by the Indentures Trustee on April 24, 1997. Stock ownership in Marvel by members of the Mafco affiliated group declined below 80% (measured by vote or value), and Marvel and its subsidiaries ceased to be members of the Mafco affiliated group at such time for tax purposes (a "deconsolidation"). Accordingly, for the period from January 1, 1997 through April 24, 1997, the Marvel group will be included in the Federal consolidated return and the combined returns of a few states of the Mafco group. The members of the Marvel group will additionally file Federal returns separate from the Mafco group for the period April 25, 1997 through December 31, 1997.

       The Tax Sharing Agreement with Mafco and its affiliates related to the Mafco consolidated years has not yet been settled. Additionally, the IRS has filed proof of claims during the bankruptcy process totaling approximately $10.2 with respect to the 1995 and 1996 tax years. These years have not yet been examined by the IRS, and the Company has not been able to learn from the IRS how the claim amount was derived. The Company believes a majority of these claims are without merit (See Note 2).

       At December 31, 1997, the Company expects to have a Federal net operating loss carry forward of approximately $102 related to the loss generated in the period April 25, 1997 through December 31, 1997. This loss carryforward will expire in 2012. Additionally, as a result of the deconsolidation with Mafco, the Company believes that additional net operating loss will be allocated to the Company. The amount to be allocated cannot be determined until Mafco completes its Federal tax return for the 1997 year. The Company also has state and foreign net operating loss carryforwards in various state, local, and foreign tax jurisdictions at December 31, 1997.

       At such time as the Company emerges from bankruptcy, it is likely that there will be a 50% "change of ownership" pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, which may severely limit

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

future utilization of net operating losses. The Company does not believe that there have been any changes in ownership through April 14, 1998 that would have caused a Section 382 limitation. In addition to any possible limitation on the utilization of net operating losses due to Section 382, there may be a further limitation imposed by Treasury Regulations related to separate return limitation years (commonly referred to as the "SRLY" limitation).

       In addition to the probable Section 382 change of ownership at emergence from bankruptcy, there could be one or more other Section 382 changes in ownership prior to such emergence. This could occur, for example, were a sufficiently large enough number of shares transferred to certain persons or entities prior to the Company's emergence from bankruptcy. Multiple Section 382 changes in ownership have the potential to more greatly limit the future utilization of net operating losses than would a single ownership change.

       Toy Biz has announced an unsolicited merger proposal for Marvel (see Note
2). The Company is working with Toy Biz in an effort to structure the reorganization to allow the maximum utilization of net operating losses and minimum loss of tax attributes should such proposal be confirmed.

       At the emergence from bankruptcy, there may be discharge of both bank and trade debt. Such discharge should, due to the application of special rules related to companies in bankruptcy, not be income recognized currently for tax purposes. Rather, tax attributes should be reduced by the amount of debt discharged. The Company believes that application of the attribute reduction rules to the Company would primarily reduce or eliminate the amount of tax net operating losses and asset tax bases in the legal entities in which forgiveness occurs, primarily Fleer Corporation. Attribute reduction would occur on the first day of the tax year following the year in which the Company emerges from bankruptcy.

       Due to the fact that a plan of reorganization has not yet been approved by the District Court, the Company is not able at this time to determine whether any net operating losses or the ability to utilize such losses would survive a
Section 382 limitation, multiple Section 382 limitations, or the attribute reduction that might occur from debt forgiveness.

       For financial statement purposes, the Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109 using a liability approach for financial accounting and reporting which results in the recognition and measurement of deferred tax assets based on the likelihood of realization of tax benefits in future years.

                       MARVEL ENTERTAINMENT GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

       For all periods presented, federal and state income taxes are provided as if the Company filed its own income tax returns. Tax benefit for federal and state purposes as well as for certain foreign jurisdictions was generally not provided for in either 1996 or 1997. Components of the provision for income taxes consisted of the following:


                                                                 1997         1996          1995
                                                              ----------   ----------    ---------
Income (loss) before provision for taxes:
     Domestic...............................................     $(226.2)     $(421.2)      $(56.6)
     Foreign................................................       (30.9)        (9.8)        34.6
                                                              ----------   ----------    ---------
                                                                 $(257.1)     $(431.0)      $(22.0)
                                                              ==========   ==========    =========
Provision (Benefit) for income taxes:
Current:
     Federal................................................     $  (1.6)     $  (5.0)      $ (0.1)
     State and local........................................        (0.2)         2.9          2.9
     Foreign................................................         0.6         (0.4)         8.1
                                                              ----------   ----------    ---------
                                                                    (1.2)        (2.5)        10.9
                                                              ----------   ----------    ---------
Deferred:
     Federal................................................         0.0         22.8        (12.9)
     State and local........................................         0.0          4.2          1.0
     Foreign................................................         1.8         (2.8)         6.7
                                                              ----------   ----------    ---------
                                                                     1.8        (24.2)        (5.2)
                                                              ----------   ----------    ---------
                                                                 $   0.6      $  21.7       $  5.7
                                                              ==========   ==========    =========

       During 1997 and 1996, the Company recorded a valuation allowance against its domestic and certain foreign deferred tax assets as management determined that it was not more likely than not that such assets would be realized in the future.

       Deferred taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes and differences between the fair value of assets acquired in business combinations accounted for as purchases and their tax bases. The approximate effect of temporary differences that gave rise to deferred tax balances at December 31, 1997 and 1996, were as follows:


                                                                     1997         1996
                                                                  ---------     --------
Deferred tax assets:
     Accounts receivable........................................    $   3.1      $   3.5
     Inventory..................................................        4.3         13.6
     Sales returns reserves.....................................       15.9         21.7
     Restructuring reserves.....................................       10.7         22.4
     Reserve related to foreign investments.....................        9.8          7.5
     Net operating loss carryforwards...........................      101.6         61.4
     Tax credit carry forwards..................................        4.7          4.7
     Other......................................................        7.9         11.2
                                                                  ---------     --------
     Total gross deferred tax assets............................      158.0        146.0
     Less valuation allowance...................................     (144.5)      (112.5)
                                                                  ---------     --------
     Net deferred tax assets....................................       13.5         33.5
                                                                  ---------     --------
Deferred tax liabilities:
     Equity investments.........................................        3.2          3.4
     Depreciation/ amortization.................................        9.2         20.9
     Licensing income...........................................        6.3          6.6
     Other......................................................        0.5          2.5
                                                                  ---------     --------
     Total gross deferred tax liabilities.......................       19.2         33.4
                                                                  ---------     --------
Net deferred tax asset (liability)..............................    $  (5.7)     $   0.1
                                                                  ==========     =======

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

       As discussed more fully in Note 1, the results of operations of Toy Biz are not included in the Company's consolidated financial statements for the last six months ended December 31, 1997. Accordingly, the net deferred tax assets at December 31, 1997 do not include the net deferred tax assets of Toy Biz. At December 31, 1996, net deferred tax assets of $6.2 related to Toy Biz are included in the Company's net deferred tax assets.

       The total valuation allowance for 1997 and 1996 includes $12.8, which if realized, will be accounted for as a reduction of goodwill.

       The income tax on (loss) income before provision for income taxes, minority interest and extraordinary item varies from the current statutory federal income tax as follows:


                                                            For the years ended December
                                                                         31,
                                                         --------------------------------
                                                             1997       1996       1995
                                                         -----------  ---------  --------
Statutory rate.........................................       (35.0)%    (35.0)%    (35.0)%
State and local taxes, net.............................        (0.2)      (2.2)      16.0
Non-deductible amortization expense....................         1.2       21.5       17.5
Foreign taxes..........................................         0.5       (0.8)      18.8
Increase in Valuation Allowance........................        32.6       21.6          -
Other..................................................         0.6       (0.1)       8.6
                                                         ----------   --------   --------
Total provision for income taxes.......................        (0.2)%      5.0       25.9
                                                         ==========   ========   ========


8.       DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

ACCOUNTS RECEIVABLE, NET:


                                                                  1997             1996
                                                               ---------         --------
Accounts receivable..........................................     $109.6           $275.3
Less:    Allowances..........................................      (22.8)           (46.2)
                                                               ---------         --------
                                                                  $ 86.8           $229.1
                                                               =========         ========

       Included in the Company's net accounts receivable balance as of December 31, 1996 was $95.6 related to Toy Biz. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 30-90 days. At December 31, 1997, the Company did not have any significant concentrations of credit risk.


                                                                 1997             1996
                                                               --------          ------
Finished goods................................................    $26.0          $ 69.4
Work in process...............................................     12.7            16.3
Raw materials.................................................     13.9            22.0
Less: Reserve for obsolescence................................     (8.7)          (29.6)
                                                               --------         -------
                                                                  $43.9          $ 78.1
                                                               ========         =======

       Included in the Company's net inventory as of December 31, 1996 was $20.9 related to Toy Biz.

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

PROPERTY, PLANT AND EQUIPMENT (AT COST), NET:

       Depreciation and amortization of property, plant and equipment are provided on the straight-line basis over the estimated asset lives indicated below.

                                                                                1997            1996
                                                                             ----------      ---------
          Land and buildings (20 to 33 years for buildings)................      $ 33.0         $ 35.5
          Machinery and equipment (3 to 10 years)..........................        35.0           65.1
          Furniture and fixtures (5 to 10 years)...........................         5.8            6.2
          Leasehold improvements and other (3 to 10 years).................         2.8            2.5
          Construction-in-progress.........................................         1.0            1.8
                                                                             ----------      ---------
                                                                                   77.6          111.1
          Less:  Accumulated depreciation and amortization.................       (22.1)         (31.6)
                                                                             ----------      ---------
                                                                                 $ 55.5         $ 79.5
                                                                             ==========      =========


       Included in the Company's net property, plant and equipment as of December 31,1996 was $19.9 related to Toy Biz. Depreciation and amortization was $10.3, $19.1 and $13.3 in 1997, 1996 and 1995, respectively.

GOODWILL AND OTHER INTANGIBLES, NET:

                                                                          1997            1996
                                                                       ---------       ---------
          Goodwill and other intangibles..............................    $243.9          $376.1
          Less:  Accumulated amortization.............................     (69.2)          (58.5)
                                                                       ---------       ---------
                                                                          $174.7          $317.6
                                                                       =========       =========


       Amortization, excluding the write-off of goodwill, was $12.5, $16.8 and $15.0 in 1997, 1996 and 1995, respectively.

ACCRUED EXPENSES AND OTHER:


                                                                          1997            1996
                                                                       ---------       ----------
          Royalties and incentives....................................    $ 31.5          $ 23.0
          Reserve for returns.........................................      44.6            51.2
          Interest....................................................      15.0             9.0
          Other.......................................................      49.9           106.2
          Less amounts reclassified to liabilities subject to
             settlement under reorganization (See Note 3).............     (13.7)          (14.7)
                                                                       ---------       ---------
                                                                          $127.3          $174.7
                                                                       =========       =========

       Included in the Company's accrued expenses and other as of December 31, 1996 was $22.4 related to Toy Biz.


9.     RELATED PARTY TRANSACTIONS

       The Company had been a subsidiary of MacAndrews & Forbes or an affiliate thereof from 1989 through the middle of 1997.

       The Company was charged for certain services provided by affiliates of Mafco on behalf of the Company. These charges did not exceed 1/2 of 1% of the Company's net revenues for the years ended December 31, 1997, 1996, and 1995.

       During the years ended December 31, 1996 and 1995, Toy Biz accrued royalties of $1.8 and $5.7, respectively, to Mr. Arad, a director and stockholder of Toy Biz, for toys he invented or designed. Mr. Arad was later

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

employed by the Company where he was in charge of Marvel Studios until August 1997. For the year ended December 31, 1997, the Company paid Mr. Arad approximately $.3 for his services.

       In 1995, the Company terminated a contract with Classic Heroes, Inc., an affiliate of Toy Biz, and incurred $4.0 of costs, which has been charged to operations.

       During 1993, the Company entered into agreements to license certain of the Company's characters to New World Communications Group Incorporated ("New World"), then a subsidiary of Mafco, for the production of animated series for television. These agreements provide for New World to participate in licensing and other revenues generated from the exhibition of certain animated series. Results of operations for 1996 and 1995 includes an expense for this participation that did not exceed 1/2 of 1% of the Company's net revenues for the years ended December 31, 1996 and 1995, respectively. During 1996, the Company and New World entered into an agreement whereby New World produced for the Company episodes 1-13 of THE INCREDIBLE HULK animated television series at the cost of approximately $4.0.

       During 1995, the Company extended two unsecured loans totaling $0.5 to one of its executive officers. The unpaid principal and accrued interest on such loans was paid to the Company by Andrews Group during March, 1997.

       The Company was party to a tax sharing agreement with certain of its affiliates through April 24, 1997, the date the Company became deconsolidated from the MacAndrews and Forbes tax group (see Note 7). During 1997 and 1996, the Company received tax refunds from Mafco in the amounts of $10.4. and $17.1, respectively.


10.    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

       Consolidated rent expense under operating leases covering production facilities, office facilities, warehouse facilities and equipment was $5.9, $7.9 and $7.0 for the years ended December 31, 1997, 1996 and 1995, respectively. These leases expire through 2005 and are subject to price escalation's for certain costs. Aggregate future minimum rental commitments, excluding amounts included within restructuring charges, for these leases as of December 31, 1997 were as follows:


                        For the Years Ending December 31,
                                          ---------------------------------
       1998 ...............................                   $3.7
       1999 ...............................                    2.7
       2000 ...............................                    1.9
       2001 ...............................                    1.0
       2002 ...............................                    0.3
       2003 and thereafter.................                    0.3


SPORTS AND ENTERTAINMENT LICENSING CONTRACTS

       Minimum payments under the Company's sports and entertainment license agreements are $57.3, $37.1, $9.0, $7.2 and $6.3 in 1998, 1999, 2000, 2001 and
2002 respectively.

LEGAL MATTERS

       On December 27, 1996, the Debtor Companies filed petitions under chapter 11 of the Bankruptcy Code and in connection with such filing have been parties to various legal proceedings. The filing by the Debtor Companies of the voluntary petitions for reorganization operated as an automatic stay against the commencement or continuation of any judicial, administrative or other proceeding against the Debtor Companies, any act to obtain possession of property of

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

or from the Debtor Companies, or any act to create, perfect or enforce any lien against property of the Debtor Companies, with certain exceptions under the Bankruptcy Code.

       The Indentures Trustee has alleged that events of defaults under each of the Indentures have occurred by reason of the commencement of the Marvel Cases under the Bankruptcy Code. The Indentures Trustee has also alleged that the majority ownership and the anti-injunction provisions of each of the Indentures have been violated. The Company is not a party to any of the Indentures governing the Notes issued by the Holding Companies. In addition, the Company believes the allegations of the Indentures Trustee are either without merit or will be resolved in connection with the prosecution of the reorganization cases of the Holding Companies. The Indentures Trustee has also filed claims with the District Court alleging, among other things, "tortious interference" occasioned by the filing of the Initial Plan. The Company believes that any such claims are without merit. The Chapter 11 Trustee has indicated that he will support a motion to expunge such claims in the bankruptcy proceedings of the Debtor Companies.

       There are twenty-seven purported class and derivative actions brought by stockholders of the Company and the Noteholders and one action brought by a purported class of Toy Biz shareholders presently pending in the Delaware Court of Chancery (collectively, the "Delaware Actions") that challenge, among other things, the Andrews Investment.

       Twenty-one of the twenty-seven Delaware Actions assert either claims on behalf of a purported class of all Marvel shareholders or shareholder derivative claims on behalf of Marvel, or both. The complaints allege, among other things, that the Andrews Investment represents a breach of defendants' fiduciary duties because the proposed purchase price per share is unfair and such purchase would dilute the minority shareholders' interest in Marvel. Plaintiffs in these actions seek to enjoin the Andrews Investment, to rescind the Andrews Investment if it is in fact consummated prior to the entry of the court's judgment, to recover damages for defendants' alleged conduct and to recover costs and disbursements in pursuing these actions, including reasonable attorneys' fees. These actions have been consolidated for all purposes by order of the Delaware Court of Chancery. A consolidated complaint has not yet been filed.

       Six of the Delaware Actions assert claims on behalf of a purported class consisting of the holders of Notes issued by the Holding Companies. These complaints allege, among other things, that the Andrews Investment, if consummated, would be a breach of defendants' duty of fair dealing and good faith owed to the Noteholders because the Andrews Investment would result in the substantial dilution of Marvel's outstanding stock, which is security for the Notes, and will thus diminish the value of the Notes. These actions have been separately consolidated by order of the Delaware Court of Chancery. The consolidated complaint in these six actions does not name any of the Debtor Companies as defendant. The parties to the consolidated complaint have agreed to defer the filing of an answer.

       All of the foregoing Delaware Actions name varying defendants consisting in the aggregate of Marvel, Andrews Group, MacAndrews Holdings, Marvel Parent, Marvel III, Holdings, Ronald O. Perelman, William C. Bevins, Donald G. Drapkin, Michael Fuchs, Frank Gifford, E. Gregory Hookstratten, Morton L. Janklow, Quincy Jones, Stan Lee, Scott C. Marden, Terry C. Stewart and Kenneth Ziffren.

       One of the pending Delaware Actions asserts claims on behalf of a purported class of all Toy Biz shareholders. Holl v. Toy Biz, Inc., Marvel Entertainment Group, Inc., Andrews Group, Inc., Ronald O. Perelman, Joseph M. Ahearn, Avi Arad and Issac Perlmutter, was filed on November 15, 1996. The complaint alleges, among other things, that defendants Perelman, Ahearn, Arad and Perlmutter have breached their fiduciary duties in pursuing the proposed offers of Marvel and Andrews Group to purchase Toy Biz stock. In addition, the complaint alleges that defendant Marvel aided and abetted the individual defendants in their unlawful conduct. Damages in an unspecified amount are sought for the alleged breach of fiduciary duties by defendants. Plaintiffs also seek to enjoin the consummation of the transaction, to rescind the transaction in the event it is consummated and to recover costs and disbursements and reasonable allowances for plaintiff's counsel. This case has been stayed by stipulation of the parties.

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

       No classes have been certified in any of the Delaware Actions. On December 27, 1996, Marvel filed a petition for protection under chapter 11 of the Bankruptcy Code. As a result of Marvel's filing, all of the Delaware Actions with respect to Marvel are automatically stayed pursuant to 11 U.S.C. Section
362. On March 7, 1997, Andrews Group terminated the Stock Purchase Agreement with Marvel and withdrew the proposal for the Andrews Investment. On the same date, Andrews Group informed Toy Biz and the two other principal stockholders of Toy Biz that the transactions contemplated by the Merger Agreement and the Stock Purchase Agreements with Toy Biz and each of such principal stockholders, respectively, would not be consummated.

OTHER LEGAL PROCEEDINGS

       The Company is a defendant in a purported class action filed on July 26, 1996 in the United States District Court for the Eastern District of New York entitled Fishman, et al v. Marvel Entertainment Group, Inc., by four persons who allegedly purchased sports and entertainment cards manufactured by Fleer/SkyBox. The action is directed against standard business practices in the trading card industry, including the practice of randomly placing insert cards in packages of sports and entertainment trading cards, and alleges that these practices constitute illegal gambling activity in violation of state and Federal law. Plaintiffs seek certification of a class of persons who within four years prior to the filing of the complaint purchased packages of trading cards that might contain randomly inserted cards, and recovery of treble damages. On September 30, 1996, the Company filed a motion to dismiss the complaint. The complaint was dismissed with prejudice on August 21, 1997. On October 17, 1997, the plaintiffs filed a motion to alter, amend or vacate the dismissal. This motion is still pending.

       Marvel is named as a defendant in two actions which have been consolidated for all purposes with certain related actions in proceedings now pending in the Los Angeles County Superior Court in California. The consolidated cases center around the ownership of certain rights in the production and distribution of a live action motion picture based on the "SPIDER-MAN" character owned by Marvel.

       In the lead case, a dispute between 21st Century Film Corporation ("21st Film"), Carolco Pictures, Inc. ("Carolco") and related entities, 21st Film claims that it still possesses rights under an agreement with Marvel to produce and distribute a live action film based on the "SPIDER-MAN" character, although it had assigned all of its rights to Carolco. Metro Goldwyn Mayer, Inc. ("MGM") has succeeded to the litigation position of both 21st Film and Carolco in the respective bankruptcy proceeding of those two companies. In addition to its purchase of 21st Film and Carolco litigation positions, MGM is a plaintiff in a separate case that has been deemed related to the lead and consolidated cases. Marvel has answered the complaint denying MGM's allegations.

       An additional lawsuit, between Carolco and Columbia Tristar Home Video ("Columbia"), concerns the videocassette rights to any such film, and a third lawsuit, between Carolco and Viacom International, Inc. ("Viacom"), involves television rights to any such film. Both Columbia and Viacom claim that, before 21st Film assigned its rights under its agreement with Marvel to Carolco, 21st Film had licensed ancillary rights to each company. Each seeks to enforce its respective rights. Viacom, however, brought a separate suit naming Marvel, and Marvel has answered that complaint, denying Viacom's allegations.

       In its answer and other pleadings, Marvel contends that it is the sole and exclusive holder of the unencumbered right to produce and distribute a live action film based on the "SPIDER-MAN" character. Marvel contends that all rights to produce or distribute a "SPIDER-MAN" film under its agreement with Carolco and 21st Film have reverted to Marvel.

       Marvel has notified the court in the consolidated action that Marvel has filed for bankruptcy protection, and that the bankruptcy court filing stays all further proceedings in the consolidated lawsuit as to Marvel. On April 2, 1998, the Chapter 11 Trustee filed a separate action in the District Court asserting that Marvel has the full unencumbered right to produce and distribute any "SPIDER-MAN" films. There can be no assurance that the Chapter 11 Trustee will be successful in this litigation.

       The National Basketball Association, through NBA Properties, Inc. ("NBAP"), filed a complaint against Panini, NBA Properties, Inc. v. Panini, in Federal Court in the Southern District of New York on October 14, 1997.

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

The complaint seeks approximately $57 for accrued and unaccrued royalty and other payments under a license agreement with Marvel. The license concerns the manufacture and distribution of basketball trading cards and stickers. Panini is not in bankruptcy. Panini has moved to dismiss for lack of personal jurisdiction and NBAP intends to cross-move for summary judgment. The Chapter 11 Trustee is moving to intervene in this action. The Company has accrued unpaid minimum royalties due to NBAP through December 31, 1997 on its consolidated financial statements, but has not accrued for any future royalty payments that may be owed to NBAP from the Company.

       As debtor-in-possession and prior to the appointment of the Chapter 11 Trustee, Marvel filed an adversary proceeding in the District Court, Marvel v. NBA Properties, Inc., on December 9, 1997, seeking an injunction extending the automatic stay and enjoining further proceedings in the action against Panini in NBA Properties, Inc. v. Panini. Marvel's motion for a preliminary injunction is scheduled to be heard by the District Court on April 24, 1998.

       The Company is currently negotiating with the NBAP to, among other things, reduce the minimum royalties due to NBAP pursuant to its license agreement with Marvel. There can be no assurance that such negotiations will be successful.

       As successor Indentures Trustee for the Notes issued by Holding Companies, La Salle National Bank brought an action against Mafco, MacAndrews Holdings, Andrews Group and certain of their directors, La Salle National Bank
v. Ronald O. Perelman, et. al., in the District Court in December 1997 to enforce the provisions of the Notes and the Indentures. The defendants are alleged to have materially adversely affected the Holding Companies by executing the Indentures and issuing the Notes, thus ultimately depriving the Noteholders of any viable expectation of recovery. The directors are also alleged to have undermined Marvel through an initial public offering, the acquisition of Fleer, the purchase of stock in Toy Biz, the transfer of Marvel's toy license to Toy Biz and misuse of the proceeds of the Notes. Plaintiff further alleges that the defendants caused Marvel to acquire Panini and Skybox and used the financial statements of these entities to disguise Marvel's financial condition. On January 16, 1998, the defendants moved to dismiss the complaint on various grounds. This motion is still pending.

       Toy Biz initiated an action in the District Court in June 1997 against the Company seeking a judicial determination as to the proper composition of its board of directors and as to whether the Class B Common Stock of Toy Biz owned by Marvel had automatically converted into Class A Common Stock of Toy Biz. In July 1997 the Bondholders Committee and the Indentures Trustee moved to dismiss this action. Toy Biz cross-moved for summary judgment which motion was opposed by the Bondholders Committee, the Indentures Trustee and the Chapter 11 Trustee. On March 30, 1998, the District Court granted Toy Biz's motion for summary judgment. The Company and other interested parties have filed an appeal of this determination to the United States Court of Appeals for the Third Circuit. The Chapter 11 Trustee, management of Toy Biz and the secured lenders of the Company are currently in negotiations attempting to settle the claims that are the subject of the appeal as well as other matters. There can be no assurance that such negotiations will be successful and that such claims will be settled.

       In October 1997, an action was brought in the District Court in the name of the Company against, among others, Ronald O. Perelman, The Chase Manhattan Bank and other lenders who are holders of pre-petition debt of Marvel and Toy Biz. The complaint seeks declaratory and injunctive relief and alleges improper, manipulative and collusive conduct by the defendants. Among the violations charged are breach of fiduciary duties, fraudulent conveyances, preferential transfers, breach of contract, violation of the automatic stay under the Bankruptcy Code and interference with contractual relations. This litigation is the subject of various motions to dismiss. The Chapter 11 Trustee is in the process of evaluating the claims in this litigation, interviewing parties and witnesses and investigating the defendants' conduct under the applicable rules and laws.

       The Company is involved in various other legal proceedings and claims incident to the normal conduct of its business. Although it is impossible to predict the outcome of any outstanding legal proceeding, the Company believes that other than the litigation involving NBAP, all of its legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on its financial condition or results of operations. As a result of the

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

Debtor Companies filing of petitions pursuant to the Bankruptcy Code, the Company's legal proceedings, other than the Debtor Companies' bankruptcy proceedings and those proceedings involving subsidiaries of Marvel who are not Debtor Companies (principally, Panini), have been automatically stayed.

POTENTIAL LITIGATION

       On October 27, 1997, the Company received a Civil Investigative Demand ("CID") from the Antitrust Division of the U.S. Department of Justice (the "Justice Department") as part of the Justice Department's investigation into unreasonable trade restraints and monopolization in comic-book distribution and sales. A CID is a formal request for information and a customary initial step of any Justice Department investigation. The Justice Department is permitted to issue a CID to anyone whom the Justice Department believes may have information relevant to an investigation. Therefore, the receipt of a CID does not mean that the recipient is the target of an investigation, nor does it presuppose that there is a probable cause to believe that a violation of the antitrust laws has occurred or that a formal complaint ultimately will be filed. The Company believes that the primary focus of the CID relates to the distribution and sale of comic books. The Company intends to cooperate fully with the Justice Department inquiry, and submitted a response to the CID on January 28, 1998.

       There can be no assurance that the Justice Department's investigation will not result in litigation against the Company or that the Company will prevail in any such litigation, if commenced. Any material restructuring of the distribution arrangements by the Company for its comic books could have a material negative effect on the Company's business, financial condition and results of operations.


11.    GEOGRAPHIC SEGMENTS

       The Company operates in a single business segment. Information related to the Company's geographic segments for the years ended December 31, 1997, 1996 and 1995 is presented below. Substantially all of the Company's foreign net revenues were derived from Europe. As discussed more fully in Note 4, the information for the year ended December 31, 1997 does not include the results of operations for Toy Biz for the year ended December 31, 1997 due to the unavailability of such information.

       Operating profit, as presented below, is total sales less operating expenses, amortization of goodwill and other intangibles, restructuring charges, and identifiable miscellaneous income and expense. Unallocated income and expenses represent interest expense, net interest and investment income, foreign exchange loss (gain), loss on sale of a portion of confectionery business, equity in net income of unconsolidated subsidiaries, reorganization items and general corporate expenses incurred to manage all of the Company's activities. Unallocated income for 1996 and 1995 includes a gain on the sale of Toy Biz common stock.

       Identifiable assets, as presented below, are those assets used in each geographic area. Corporate assets are principally cash, certain property and equipment and non-operating assets. Export sales, including those to affiliates, are not significant.

       The majority of the Company's foreign sales and thus the majority of the risk of foreign currency fluctuations relate to Panini. As a hedge against foreign currency fluctuation, the financing for the acquisition of Panini in 1994 has been denominated in Panini's functional currency. Additionally, from time to time, Panini may enter into foreign currency forward exchange contracts, swaps and options as hedges of various intercompany transactions. At December 31, 1997 and 1996, outstanding forward exchange contracts were insignificant. Additionally, the fluctuation in Panini's functional currency for the years ended December 31, 1997, 1996 and 1995 was not significant.

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

GEOGRAPHIC AREAS:

                                                                                 Year Ended December 31,
                                                                               1997*      1996        1995
                                                                           ---------------------------------
Net sales:
                   Domestic...........................................       $  196.5   $  462.8    $  579.9
                   Foreign............................................          214.3      309.9       278.6
                   Eliminations.......................................           (8.0)     (27.2)      (29.6)
                                                                           -----------  ---------- ----------
                                                                             $  402.8   $  745.5    $  828.9
                                                                           ===========  ========== ==========
          Operating profit:...........................................
                   Domestic...........................................        ($134.8)   ($384.4)     ($28.6)
                   Foreign............................................          (37.8)      13.1        44.6
                                                                           ----------- ----------- ----------
                                                                               (172.6)    (371.3)       16.0
          Unallocated expenses, net...................................          (76.5)     (59.7)      (38.0)
                                                                           ----------- ----------- ----------
          Loss before provision for income taxes......................        ($249.1)   ($431.0)     ($22.0)
                                                                           =========== =========== ==========
          Identifiable assets:
                   Domestic...........................................       $  169.7   $  455.6    $  786.7
                   Foreign............................................          237.1      342.3       324.0
                   Corporate..........................................           69.7       46.1       115.6
                                                                           ----------- ----------- ----------
                                                                             $  476.5   $  844.0    $1,226.3
                                                                           =========== =========== ==========

* Excludes the operations of Toy Biz.

12.      QUARTERLY FINANCIAL SUMMARIES (UNAUDITED)

                                   For the years ended December 31,
                              ----------------------------------------
                                  1st       2nd       3rd        4th
                                Quarter   Quarter   Quarter   Quarter*
                              ---------  --------  --------  ---------
1997
Net revenues                     $156.7    $129.6    $ 91.9    $  93.5
Gross profit                       52.2      33.2      18.0        1.8
Net loss                          (27.8)    (41.9)    (30.6)    (154.0)
     Loss per share              $(0.27)   $(0.41)   $(0.30)   $ (1.51)
1996
Net revenues                     $189.6    $182.2    $209.4    $ 164.3
Gross profit                       75.7      66.8      66.3        0.3
Net loss                           (4.4)    (11.0)    (12.5)    (436.5)
     Loss per share              $ (.04)   $ (.11)   $ (.12)   $ (4.29)


* 1997 - Includes the write down of trading card and children's activity sticker goodwill of approximately $106.7.

* 1996 - Reflects fourth quarter charges, including: a write-down of goodwill and other intangibles of approximately $278.5 and a valuation allowance of approximately $32.2 provided to offset deferred tax assets of certain subsidiaries that were previously recorded.

       The loss per share amounts have been restated to comply with FAS 128.

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

13.    UNUSUAL CHARGES

       GOODWILL AND OTHER INTANGIBLES WRITE-DOWN:

       Goodwill related to the trading card operations of Fleer and SkyBox and the children's activity sticker operations of Panini was initially recorded at the time of their respective acquisitions. This goodwill represented the excess of the purchase price over the valuation of the net assets acquired in each acquisition. Among other things, the purchase price was based on the Company's expectations of future performance at the time of acquisition, considering historical performance and industry trends. These expectations assumed various growth rates in revenue and sufficient cash flow from operations to repay acquisition indebtedness.

       There has been a significant and continued contraction in the trading card market since the Fleer and SkyBox acquisitions, related in part to lower speculative purchases. In addition as a result of the labor unrest in baseball, hockey and basketball in 1994 and 1995, fan interest declined which adversely affected sports trading card sales and increased returns for those periods. The level of fan interest, although showing recent signs of improvement, has not returned to the levels experienced prior to such labor unrest. The Company believes that all of these factors have negatively affected the sports trading card business, causing the Company to experience lower sales, higher returns and higher inventory obsolescence.

       The level of demand for entertainment trading cards is dependent on, among other factors, the commercial success and media exposure of the Marvel Characters and third party licensed products, as well as the market conditions in the comic book specialty stores. In 1994 and 1995, the sale of entertainment cards based on the Marvel Characters and third party licensed characters substantially offset the decline in sports trading cards. However, in 1996 and 1997 the Company's sales of entertainment trading cards was adversely affected by lack of commercial success of properties licensed from third parties as well as the lower demand for trading cards based on comic book characters.

As described above, continuing operating losses in the trading card business, as well as significant long-term changes in industry conditions, indicated to the Company that there may be asset impairment. During the fourth quarter of 1996, the Company evaluated the recoverability of the carrying value of long-lived assets, including goodwill and other intangibles, in accordance with its previously stated accounting policies and recorded a non-cash charge of approximately $252.9 related to Fleer and SkyBox that has been classified as amortization and write-off of goodwill and other intangibles. The Company recognized an impairment on a going concern basis related to certain assets of the trading card business because the future undiscounted cash flows of the assets were estimated to be insufficient to recover their related carrying value. The write down was recorded based on the difference between the carrying value of the asset and the fair value estimated by independent valuations on a going concern basis. As part of the bankruptcy proceedings and reorganization efforts involving the Company, certain valuations of the Company's business units were prepared by investment banking firms. Considerable judgment was used to estimate future cash flows and fair value. During the fourth quarter of 1997, the continued operating losses in the trading card business as well as continued significant long-term changes in industry conditions which resulted in lower than expected fourth-quarter sales, including basketball trading card sales, indicated to the Company that a further impairment of its trading card goodwill occurred. The Company also completed, in the fourth quarter of 1997, its 1998 business plan which anticipates a continuation of the trend of lower revenues from trading cards. The write-down of goodwill of $78.5 was recorded based on the difference between the carrying value of the assets and the fair value of the business based on several offers from willing buyers. Remaining goodwill associated with the Company's trading cards operations is approximately $24.0, which will be amortized over 10 years.

       During 1997, the Company experienced a significant loss in its sticker business due to a contraction in the sticker industry. In addition, the Company had suffered a loss in 1996 for its sticker business. In the fourth quarter of 1997, Panini also completed its 1998 business plan which anticipates a continuation of the trend of lower revenues from children's activity stickers. As a result, the Company recognized an impairment on a going concern basis related to certain assets of the children's activity sticker business because the future undiscounted cash flows of the assets were

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

estimated to be insufficient to recover their related carrying value. The write-down of goodwill of $28.2 was recorded based on the difference between the carrying value of the assets and the fair value of the business based on several bids. Remaining goodwill associated with the Company's children's activity sticker business is approximately $70.0, which will be amortized over the next 20 years.

       In addition, the Company recorded, in the fourth quarter of 1996, an approximate $19.8 noncash write-down of goodwill and other intangibles related to the write off of long-lived assets, including goodwill and other intangibles, related to the closing of Heroes World and the discontinuance of certain magazines for children. This charge was classified as amortization and write-off of goodwill and other intangibles. No such adjustment was required in 1997 and 1996 for the assets of the Company's ongoing publishing activity.

       RESTRUCTURING:

       In the fourth quarter of 1995, the Company recorded restructuring charges of $25.0 related primarily to publishing and confections operations. As part of the restructuring, the Company terminated approximately 275 employees, covering editorial, production, distribution and administrative employee groups and, accordingly, provided for $10.7 of termination benefits, of which $9.8 has been paid as of December 31, 1997. Additionally, approximately $6.7 of the restructuring charges relates to facility closure, of which $5.8 has been paid as of December 31, 1997, and $7.6 of the restructuring charges relates to other costs, of which $7.1 has been paid as of December 31, 1997. A substantial portion of the remaining restructuring charge of $2.3 as of December 31, 1997, which is included in accrued expenses and other, are "liabilities subject to settlement under reorganization".

       In the fourth quarter of 1996, the Company recorded restructuring charges of $15.8 related primarily to the publishing and trading card operations; the closing of the comic book distribution subsidiary and the closing of a confections facility. As part of the restructuring, the Company terminated approximately 200 employees, covering editorial, production, distribution and administrative employee groups and, accordingly, provided for $6.6 of termination benefits of which $3.1 has been paid as of December 31, 1997 and the balance represents amounts due under employment contracts to be paid over time. The remaining approximate $9.2 of the restructuring charges relates to facility closure or sale of which $1.4 has been paid as of December 31, 1997 and $6.5 was used to write-down certain fixed assets and facility closure. A substantial portion of the remaining amount of $4.8 as of December 31, 1997, which is included in accrued expenses and other, are "liabilities subject to settlement under reorganization".

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

14.    FINANCIAL STATEMENTS OF ENTITIES OPERATING UNDER CHAPTER 11

The combined balance sheet as of December 31, 1997 of the Debtor Companies is as follows (See Note 2):


ASSETS

Current Assets:
     Cash...................................................................     $  18.1
     Accounts receivable, net...............................................        22.7
     Inventories, net.......................................................        18.0
     Deferred income taxes..................................................         1.6
     Prepaid expenses and other.............................................         4.4
                                                                               ---------
         Total current assets...............................................        64.8
     Property, plant and equipment, net.....................................         8.3
     Goodwill and other intangibles, net....................................       104.7
     Deferred charges and other.............................................        19.9
     Investment in Toy Biz..................................................        33.0
     Investments in and advances to subsidiaries,...........................       (40.1)
        at cost
                                                                               ---------
         Total Assets.......................................................     $ 190.6
                                                                               =========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
    Current liabilities:
     Accounts payable.......................................................     $  22.9
     Accrued expenses and other.............................................        79.8
     Debtor in Possession Loan (DIP)........................................        91.2
                                                                               ---------
         Total current liabilities..........................................       193.9
     Other long-term liabilities............................................         6.5
     Liabilities subject to settlement under
       reorganization.......................................................       502.2
                                                                               ---------
         Total Liabilities..................................................       702.6
                                                                               ---------
    Stockholders' deficit:
     Common Stock...........................................................         1.0
     Additional paid-in capital.............................................        93.1
     Accumulated Deficit....................................................      (604.6)
     Cumulative translation adjustment......................................        (1.5)
                                                                               ---------
         Total Stockholders' Deficit........................................      (512.0)
                                                                               ---------
         Total Liabilities and Stockholders' Deficit........................     $ 190.6
                                                                               =========

                        MARVEL ENTERTAINMENT GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (DOLLARS IN MILLIONS)

The combined statement of operations for the year ended December 31, 1997 of the Debtor Companies is as follows:

     Net revenues................................................................      $ 199.4
     Cost of sales...............................................................        154.6
     Selling, general & administrative expenses..................................         81.1
     Depreciation and amortization...............................................          6.2
     Amortization and write-off of goodwill, intangibles and deferred charges....         91.6
     Interest expense, net (Contractual interest for the year ended
       December 31, 1997 was $55.4)..............................................         26.0
     Loss on sale of a portion of confectionery business.........................          4.7
     Equity in net loss of unconsolidated subsidiaries and other, net............        (76.2)
                                                                                     ---------
     Loss before reorganization items and provision for income taxes.............       (241.0)
     Reorganization items........................................................         11.3
                                                                                     ---------
     Loss before provision for income taxes......................................       (252.3)
     Provision for income taxes..................................................          2.0
                                                                                     ---------
     Net loss....................................................................    $  (254.3)
                                                                                     =========